MAGNA

Notice of Annual Meeting

Management Information Circular/Proxy Statement

Annual Meeting
May 4, 2011

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www.magna.com

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

Date:	Wednesday, May 4, 2011
Time:	10:00 a.m. (Toronto time)
Place:	Hilton Suites Toronto/Markham Conference Centre 8500 Warden Avenue Markham, Ontario Canada

The Meeting is being held to:

  1.
  receive Magna's Consolidated Financial Statements and the independent auditor's report thereon for the fiscal year ended December 31, 2010;

  2.
  elect directors;

  3.
  reappoint Ernst & Young LLP as our independent auditor and authorize the Audit Committee to fix the independent auditor's remuneration; and

  4.
  transact any other business or matters that may properly come before the Meeting.

As a holder of record of Magna Common Shares at the close of business on March 21, 2011, you are entitled to receive notice of and vote at the Meeting.

If you are unable to attend the Meeting and want to ensure that your shares are voted, please submit your votes by proxy as described under "How to Vote Your Shares" in the accompanying Management Information Circular/Proxy Statement. To be valid, our transfer agent, Computershare Trust Company of Canada, must receive your proxy by 5:00 p.m. (Toronto time) on May 2, 2011. If the Meeting is adjourned or postponed, Computershare must receive your proxy not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to any such adjournment or postponement.

A simultaneous webcast of the Meeting will also be available through Magna's website at www.magna.com.

Accompanying this Notice of Annual Meeting is Magna's Management Information Circular/Proxy Statement, which contains more information on the matters to be addressed at the Meeting.

By order of the Board of Directors.

/s/ "Bassem A. Shakeel"
March 30, 2011 Aurora, Ontario	BASSEM A. SHAKEEL Vice-President and Secretary

Table of Contents

VOTING INFORMATION	1
HOW TO VOTE YOUR SHARES	2
BUSINESS OF THE MEETING	6
NOMINEES FOR ELECTION TO THE BOARD	8
DIRECTOR COMPENSATION	17
BOARD COMMITTEES	21
REPORT OF THE AUDIT COMMITTEE	22
REPORT OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE	26
REPORT OF THE NOMINATING COMMITTEE	29
REPORT OF THE HEALTH AND SAFETY AND ENVIRONMENTAL COMMITTEE	31
COMPENSATION DISCUSSION AND ANALYSIS	33
SUMMARY COMPENSATION TABLE	53
INCENTIVE PLAN AWARDS	55
TERMINATION AND CHANGE IN CONTROL BENEFITS	58
MANAGEMENT CONTRACTS	59
INTERESTS OF MANAGEMENT AND OTHER INSIDERS IN CERTAIN TRANSACTIONS	61
OTHER MATTERS	63
APPENDIX A - STATEMENT OF CORPORATE GOVERNANCE PRACTICES	A-1

Certain Defined Terms

              In this document, referred to as this "Circular", the terms "you" and "your" refer to the shareholder, while "we", "us", "our" and "Magna" refer to Magna International Inc. and, where applicable, its subsidiaries. In this Circular, a reference to "fiscal year" is a reference to the fiscal or financial year from January 1 to December 31 of the year stated.

              We also use the following defined terms throughout this Circular (including Appendix A to this Circular):

    "Board" means our Board of Directors.

    "BoC" means the Bank of Canada.

    "C$" means Canadian dollars.

    "CGCC" means the Corporate Governance and Compensation Committee of our Board.

    "Ernst & Young" means Ernst & Young LLP.

    "EUR" means Euros.

    "HSEC" means the Health and Safety and Environmental Committee of our Board.

    "Independent Directors" means our directors or nominees who have been determined to be independent on the basis described under "Nominees for Election to the Board - Independence of the Nominees for Election to the Board".

    "NYSE" means The New York Stock Exchange.

    "Stock Split" means the two-for-one stock split effected by way of a stock dividend, implemented on November 24, 2010.

    "TSX" means the Toronto Stock Exchange.

Currency, Exchange Rates and Share Prices

              All amounts referred to in this Circular are presented in U.S. dollars, unless otherwise stated. In a number of instances in this Circular, information based on our share price has been calculated on the basis of the Canadian dollar closing price of our Common Shares on the TSX and converted to U.S. dollars based on the BoC noon spot rate on the applicable date. Where applicable, such prices have been adjusted to reflect the Stock Split completed on November 24, 2010.

Reference Date	TSX Share Price (C$)	BoC Noon Spot Rate (C$1.00=US$)

February 26, 2010	30.00	0.9500

May 10, 2010	36.91	0.9760

December 31, 2010	51.91	1.0054

February 25, 2011	49.16	1.0195

March 21, 2011	49.11	1.0231

Information Currency

              The information in this Circular is current as of March 22, 2011, unless otherwise stated.

i

MANAGEMENT INFORMATION CIRCULAR/PROXY STATEMENT

            This Circular is being provided to you in connection with the Annual Meeting of Magna's shareholders (the "Meeting"), which will be held on Wednesday, May 4, 2011 commencing at 10:00 a.m. (Toronto time) at the Hilton Suites Toronto/Markham Conference Centre, 8500 Warden Avenue, Markham, Ontario, Canada.

VOTING INFORMATION

RECORD DATE

            March 21, 2011 is the record date for the Meeting (the "Record Date"). Only holders of our Common Shares as of the close of business on the Record Date are entitled to receive notice of and to attend (in person or by proxy) and vote at the Meeting.

SHARES AND VOTES

            As of the Record Date, 242,771,789 Magna Common Shares were issued and outstanding. Each Magna Common Share is entitled to one vote.

PRINCIPAL SHAREHOLDERS

            To our knowledge, no shareholder beneficially owns or exercises control or direction, directly or indirectly, over 10% or more of Magna's Common Shares outstanding as at the Record Date.

            All of Magna's directors and executive officers as a group (18 persons) owned beneficially or exercised control or direction over 11,486,884 Common Shares representing approximately 4.7% of the class as at the Record Date. The Magna Deferred Profit Sharing Plan (Canada) and Employees Deferred Profit Sharing Plan (U.S.) (the "NADPSPs"), deferred profit sharing plans for participating Magna's employees, collectively hold 9,854,812 Magna Common Shares representing approximately 4.1% of the class as at the Record Date. The shares held by the NADPSPs will be voted FOR each of the items to be voted on at the Meeting.

HOW TO VOTE YOUR SHARES

            Your vote is important. Please read the information below to ensure your shares are properly voted.

            How you vote your shares depends on whether you are a registered shareholder or a non-registered shareholder. In either case, there are two ways you can vote at the Meeting - by appointing a proxyholder or by attending in person, although the specifics may differ slightly.

Registered Shareholder:
You are a registered shareholder if you hold one or more share certificates which indicate your name and the number of Magna Common Shares which you own. As a registered shareholder, you will receive a form of proxy from Computershare Trust Company of Canada ("Computershare") representing the shares you hold. If you are a registered shareholder, refer to "How to Vote - Registered Shareholders".
Non-Registered Shareholder:
You are a non-registered shareholder if a securities dealer, broker, bank, trust company or other nominee holds your shares for you, or for someone else on your behalf. As a non-registered shareholder, you will most likely receive a Voting Instruction Form from either Computershare or Broadridge, although in some cases you may receive a form of proxy from the securities dealer, broker, bank, trust company or other nominee holding your shares. If you are a non-registered shareholder, refer to "How to Vote - Non-Registered Shareholders".

            Management is soliciting your proxy in connection with the matters to be addressed at the Meeting (or any adjournment(s) or postponement(s) thereof) to be held at the time and place set out in the accompanying Notice of Annual Meeting. We will bear all costs incurred in connection with Management's solicitation of proxies, including the cost of preparing and mailing this Circular and accompanying materials. Proxies will be solicited primarily by mail, although our officers and employees may (for no additional compensation) also directly solicit proxies by phone, fax or other electronic methods. Banks, brokerage houses and other custodians, nominees or fiduciaries will be requested to forward proxy solicitation material to the persons on whose behalf they hold Magna shares and to obtain authorizations for the execution of proxies. These institutions will be reimbursed for their reasonable expenses in doing so.

            These securityholder materials are being sent to both registered and non-registered owners of Magna Common Shares.

HOW TO VOTE - REGISTERED SHAREHOLDERS	HOW TO VOTE - NON-REGISTERED SHAREHOLDERS

If you are a registered shareholder, you may either vote by proxy or in person at the Meeting.

 Submitting Votes by Proxy

There are four different ways you can submit your vote by proxy:

                    phone                    internet

                    mail                        fax

in accordance with the instructions on the form of proxy.

If you are voting by phone or internet, you will require the Control Number, Holder Account Number and Access Number which have been pre-printed on your form of proxy.

The people whose names have been pre-printed on your proxy form are all officers of Magna and they will vote your shares unless you appoint someone else to be your proxyholder.

 You have the right to appoint someone else (who need not be a shareholder) as your proxyholder; however, if you do, that person must vote your shares in person on your behalf at the Meeting. To appoint someone other than our officers as your proxyholder, insert the person's name in the blank space provided on the form of proxy or, alternatively, complete, sign, date and submit another proper form of proxy naming that person as your proxyholder.

A proxy submitted by mail or fax must be in writing, dated the date on which you signed it and be signed by you (or your authorized attorney). If such a proxy is being submitted on behalf of a corporate shareholder, the proxy must be signed by an authorized officer or attorney of that corporation. If a proxy submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.

If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 2, 2011. If the Meeting is adjourned or postponed, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement of the Meeting.	These securityholder materials are being sent to both registered and non-registered owners of the securities. If you are a non-registered shareholder and Magna or its agent has sent these materials directly to you, your name, address and information about your holdings of securities have been obtained in accordance with applicable securities regulatory requirements from the intermediary holding on your behalf. By choosing to send these materials directly to you, we (and not the intermediary holding on your behalf) have assumed responsibility for (i) delivering these materials to you and (ii) executing your proper voting instructions.

 Submitting Voting Instructions

There are four different ways you can submit your vote by Voting Instruction Form:

                    phone                    internet

                    mail                        fax

in accordance with the instructions on the Voting Instruction Form.

If you are a non-registered shareholder and have received a Voting Instruction Form from Computershare, you must complete and submit your vote by phone, internet, mail or fax, in accordance with the instructions on the Voting Instruction Form. On receipt of a properly completed and submitted form, a legal form of proxy will be submitted on your behalf.

You must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 2, 2011. If the Meeting is adjourned or postponed, you must ensure that your completed, signed and dated Voting Instruction Form or your phone or internet vote is received by Computershare not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement of the Meeting. If a Voting Instruction Form submitted by mail or fax is not dated, it will be deemed to bear the date on which it was sent to you.

If you are a non-registered shareholder and have received a Voting Instruction Form from Broadridge, please complete it and submit your vote in accordance with the instructions provided to you on the form, including any deadline specified by Broadridge, which we expect will be 5:00 p.m. (Toronto time) on April 29, 2011.

HOW TO VOTE - REGISTERED SHAREHOLDERS (cont'd)	HOW TO VOTE - NON-REGISTERED SHAREHOLDERS (cont'd)

Appointment of Proxyholder

If you choose to vote by proxy, you are giving the person (referred to as a "proxyholder") or people named on your form of proxy the authority to vote your shares on your behalf at the Meeting (including any adjournment or postponement of the Meeting).

You may indicate on the form of proxy how you want your proxyholder to vote your shares, or you can let your proxyholder make that decision for you. If you do not specify on the form of proxy how you want your shares to be voted, your proxyholder will have the discretion to vote your shares as the proxyholder sees fit.

 If you have not appointed a proxyholder in place of the Magna officers whose names are pre-printed on the form of proxy and have not specified how you want your shares to be voted, your shares will be voted:

 •    FOR the election to the Magna Board of Directors of all of the nominees named in this Circular; and

 •    FOR the re-appointment of Ernst & Young as Magna's independent auditor and the authorization of the Audit Committee to fix the independent auditor's remuneration.

The form of proxy accompanying this Circular gives the proxyholder discretion with respect to any amendments or changes to matters described in the Notice of Annual Meeting and with respect to any other matters which may properly come before the Meeting (including any adjournment or postponement of the Meeting). As of the date of this Circular, we are not aware of any amendments, changes or other matters to be addressed at the Meeting.

 Voting in Person

If you attend in person, you do not need to complete or return your form of proxy. When you arrive at the Meeting, a representative of Computershare will register your attendance before you enter the Meeting.

If you vote in person at the Meeting and had previously completed and returned your form of proxy, your proxy will be automatically revoked and any votes you cast on a poll at the Meeting will count.	In some cases, you may have received a form of proxy instead of a Voting Instruction Form, even though you are a non-registered shareholder. Such a form of proxy will likely be stamped by the securities dealer, broker, bank, trust company or other nominee or intermediary holding your shares and be restricted as to the number of shares to which it relates. In this case, you must complete the form of proxy and submit it to Computershare as described under "How to Vote - Registered Shareholders - Submitting Votes By Proxy".

 Voting in Person

If you have received a Voting Instruction Form and wish to attend the Meeting in person or have someone else attend on your behalf, you must complete, sign and return the Voting Instruction Form in accordance with the instructions in the form. Computershare or Broadridge, as applicable, will send you a form of proxy giving you the right to attend the Meeting.

If you have received a form of proxy and wish to attend the Meeting in person or have someone else attend on your behalf, you must insert your name, or the name of the person you wish to attend on your behalf, in the blank space provided on the form of proxy. If you are voting your shares by proxy, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 5:00 p.m. (Toronto time) on May 2, 2011.

If the Meeting is adjourned or postponed, you must ensure that your completed and signed proxy form or your phone or internet vote is received by Computershare not later than 48 hours (excluding Saturdays, Sundays and holidays) prior to any adjournment or postponement of the Meeting. When you arrive at the Meeting, a representative of Computershare will register your attendance before you enter the meeting.

HOW TO VOTE - REGISTERED SHAREHOLDERS (cont'd)	HOW TO VOTE - NON-REGISTERED SHAREHOLDERS (cont'd)

Revoking a Vote Made by Proxy

You have the right to revoke a proxy with respect to any matter on which a vote has not already been cast. In order to do so, you must take ONE of the following actions:

 •    Vote again by phone or internet not later than 5:00 p.m. (Toronto time) on May 2, 2011 (or not later than 48 hours prior to any adjournment or postponement of the Meeting);

 •    Deliver another completed and signed form of proxy, dated later than the first form of proxy, by mail or fax such that it is received by Computershare not later than 5:00 p.m. (Toronto time) on May 2, 2011 (or not later than 48 hours prior to any adjournment or postponement of the Meeting);

 •    Deliver to us at the following address a signed written notice revoking the proxy, provided it is received not later than 5:00 p.m. (Toronto time) on May 3, 2011 (or not later that 5:00 p.m. on the last business day prior to any adjournment or postponement of the Meeting):

    Magna International Inc.
    337 Magna Drive
    Aurora, Ontario
    Canada L4G 7K1
    Attention: Secretary of the Corporation

• Deliver a signed written notice revoking the proxy to the scrutineers of the Meeting, to the attention of the Chairman of the Meeting, at or prior to the commencement of the Meeting (including in the case of any adjournment or postponement of the Meeting).	Revoking a Voting Instruction Form or Proxy

If you wish to revoke a Voting Instruction Form or form of proxy with respect to any matter on which a vote has not already been cast, you must contact Computershare (for Voting Instruction Forms sent to you by Computershare), Broadridge (for Voting Instruction Forms sent to you by Broadridge) or your securities dealer, broker, bank, trust company or other nominee or intermediary (for a form of proxy sent to you by such intermediary) and comply with any applicable requirements relating to the revocation of votes made by Voting Instruction Form or proxy.

BUSINESS OF THE MEETING

            The Meeting is being held to receive our financial statements, elect directors, re-appoint Ernst & Young as our independent auditor and transact any other business which properly comes before the Meeting. As of the date of this Circular, we are not aware of any other business to be transacted at the Meeting.

FINANCIAL STATEMENTS

            Management, on behalf of the Board, will submit to Magna shareholders at the Meeting the Consolidated Financial Statements for the fiscal year ended December 31, 2010, together with Ernst & Young's report on such financial statements. No shareholder vote is required in connection with Magna's financial statements or Ernst & Young's report on the financial statements.

ELECTION OF DIRECTORS

Number and Term

            Our articles state that the Board shall consist of between five and fifteen directors. The Board is authorized to fix the number of directors within this range and has fixed the number of directors to be elected at the Meeting at ten.

            Each director is elected annually, with that director's term expiring at the next annual meeting following the election of the director. A vacancy on the Board which occurs between annual meetings may be filled by the Board appointing a director to serve until the next annual meeting. All of the nominees for election at the Meeting are current directors of Magna who were elected at Magna's annual meeting of shareholders held on May 6, 2010, except for Kurt Lauk and William Young.

            Refer to "Nominees for Election to the Board" for further information on each of the nominees for election as directors.

RE-APPOINTMENT OF INDEPENDENT AUDITOR

            Based on the recommendation of the Audit Committee of the Board, the directors propose to reappoint Ernst & Young as Magna's independent auditor and authorize the Audit Committee to fix the independent auditor's remuneration. Ernst & Young (including its predecessor firms) has been Magna's independent auditor since February 27, 1969. Representatives of Ernst & Young are expected to attend the Meeting, will have the opportunity to make a statement if they so desire and are expected to be available to respond to appropriate questions.

Auditor Services & Independence

            Ernst & Young provides Magna with four types of services:

Audit Services	Audit-Related Services	Tax Services	Other Services

This category of services is intended to capture all fees in respect of services performed in order to comply with generally accepted auditing standards ("GAAS"). In some cases, these may include an appropriate allocation of fees for tax services or accounting consultations, to the extent such services were necessary to comply with GAAS. This category includes fees incurred in connection with the audit of our internal control over financial reporting for purposes of Section 404 of the Sarbanes-Oxley Act of 2002.	This category generally consists of fees paid in respect of assurance and related services (e.g. due diligence), including such things as due diligence relating to mergers and acquisitions, accounting consultations and audits in connection with acquisitions, attest services that are not required by statute or regulation and consultation concerning financial accounting and reporting standards. The most significant audit-related services actually provided by Ernst & Young in each of fiscal 2010 and 2009 were: (a) due diligence in connection with acquisitions; and (b) consultation concerning financial reporting standards.	This category includes all fees paid in respect of services performed by Ernst & Young's tax professionals, except those services required in order to comply with GAAS which are included under "Audit Services". Tax services include tax compliance, tax planning and tax advice. The tax services actually provided by Ernst & Young in fiscal 2010 and fiscal 2009 consisted of Canadian, U.S., European and Mexican tax compliance, advisory and research services.	This category captures fees in respect of all permitted services not falling under any of the previous categories.

            The Audit Committee has discussed with Ernst & Young its independence from Management and Magna, and has considered whether the provision of non-audit services is compatible with maintaining such independence. In order to ensure that Ernst & Young's independence is not compromised by engaging it for other services, the Audit Committee has established and maintains a process for the review and pre-approval of all services and related fees to be paid to Ernst & Young. Pursuant to this pre-approval process, the Audit Committee approved and we were billed the following fees by Ernst & Young for services provided in respect of fiscal 2010 and fiscal 2009:

	2010		2009

TYPE OF SERVICES	FEES	% OF TOTAL	FEES	% OF TOTAL

Audit services	$11,229,000	88.4%	$10,122,000	78.5%

Audit-related services	1,047,000	8.2%	2,411,000	18.7%

Tax services	404,000	3.2%	366,000	2.8%

Other services	21,000	0.2%	2,000	0.0%

Total	$12,701,000	100%	$12,901,000	100%

            In order to further ensure the independence of the independent auditor, the Audit Committee reviews and approves the hiring (if any) of current and former partners and employees of the independent auditor who were engaged on Magna's account within the three prior years. There were no such hirings during 2010.

NOMINEES FOR ELECTION TO THE BOARD

            Information with respect to each of the nominees for election to the Board is set forth below. The notes which follow the nominees' biographies contain, among other things, certain definitions used in the biographies (Note 1), as well as details regarding the basis on which we have calculated the Total Value of Magna Securities at Risk for each nominee as of the Record Date (Notes 2 and 3).

            Unless a shareholder instructs otherwise, the Magna officers whose names have been pre-printed on the form of proxy or Voting Information Form intend to vote FOR the nominees listed below. If for any reason a nominee becomes unable to stand for election as a director of Magna, the Magna officers whose names have been pre-printed on the form of proxy or Voting Instruction Form intend to vote FOR any substitute nominee proposed by Management.

HON. J. TREVOR EYTON	Independent

Ontario, Canada Age: 76 Director Since: May 6, 2010
Mr. Eyton is a corporate director who most recently served as a Member of the Senate of Canada from 1990 until his retirement in 2009. He is highly respected for his lengthy service with Brascan Limited, now known as Brookfield Asset Management, a Canadian-based, global asset manager focused on property, renewable power and infrastructure assets, with over $100 billion in assets. Mr. Eyton served as Brascan's President and Chief Executive Officer (1979 to 1991), as well as its Chairman and Senior Chairman (until 1997). In addition to serving on Magna's Board, Mr. Eyton serves on Brookfield's board and the public company boards listed below. He also serves as Honourary Chairman of Canada's Sports Hall of Fame and as a Governor of the Canadian Olympic Foundation. Trevor has been appointed an Officer of the Order of Canada and Queen's Counsel for Ontario.
BOARD & COMMITTEES	ATTENDANCE	AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board Audit	7 of 7 3 of 3	100% 100%	• Energy • Governance/Board • Gov't/Public Policy • Legal • Management • Real Estate	• Altus Group Limited (Since 2009)
 (HR & Compensation; Governance & Corporate Risk)
•  Silver Bear Resources Inc. (Since 2004)
 (Audit; Compensation; Governance & Environmental)
•  Ivernia Inc. (Since 2000)
 (Audit; Compensation (Chair); Corporate Governance (Chair))
•  Brookfield Asset Management (Since 1979)
(Governance & Nominating)

SECURITIES OWNED, CONTROLLED OR DIRECTED
				TOTAL VALUE OF MAGNA SECURITIES AT RISK	MEETS SHARE OWNERSHIP REQUIREMENT?
YEAR	COMMON SHARES	DSUs	STOCK OPTIONS

2010	NIL	2,180	10,000	$243,660	Yes

MICHAEL D. HARRIS, ICD.D	Independent

Ontario, Canada Age: 66 Director Since: January 7, 2003 Lead Director Since: May 10, 2007
Mr. Harris currently serves as Senior Business Advisor at Cassels Brock & Blackwell LLP, a Canadian law firm. Prior to joining Cassels Brock, he was elected as the 22nd Premier of Ontario Canada for successive terms (1995 to 2002) and is sought after for his advice on governance issues and government relations matters. While Premier, Mr. Harris' "Common Sense Revolution" cut taxes and reduced bureaucracy, oversaw the creation of over one million new jobs, the reduction of welfare rolls by over 650,000 and the transformation of an $11 billion budget deficit into a $3 billion budget surplus. Including his two terms as Premier, Mr. Harris served a total of six terms as a member of provincial parliament. In addition to serving on Magna's Board, Mr. Harris serves on the public company boards listed below, as well as the board of Tim Horton Children's Foundation and Mount Royal University Foundation. He is also a Senior Fellow of the Fraser Institute, a leading Canadian economic, social research and education organization. Mr. Harris was among the first corporate directors in Canada to be granted the nationally and internationally recognized ICD.D certification by the Institute of Corporate Directors, the professional body representing the director community in Canada.
BOARD & COMMITTEES	ATTENDANCE	AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)(4)

Board CGCC (Chair) Nominating	11 of 12 10 of 10 4 of 4	92% 100% 100%	• Governance/Board • Gov't/Public Policy	• Route1 Inc. (Since 2009)
 (Board Chair)
•  FirstService Corporation (Since 2006)
 (Executive Compensation)
•  Canaccord Financial Inc. (Since 2004)
 (Corporate Governance & Compensation (Chair))
•  Chartwell Seniors Housing Reit (Since 2003)
(Board of Trustees (Chair); Compensation, Governance & Nominating)

SECURITIES OWNED, CONTROLLED OR DIRECTED
				TOTAL VALUE OF MAGNA SECURITIES AT RISK	MEETS SHARE OWNERSHIP REQUIREMENT?
YEAR	COMMON SHARES	DSUs	STOCK OPTIONS

2010	NIL	104,537	30,000	$5,577,850	Yes

LADY BARBARA JUDGE	Independent

London, England Age: 64 Director Since: September 20, 2007
Lady Judge is Chairman of the U.K. Pension Protection Fund. She has enjoyed a successful international career as a senior executive, chairman and non-executive director in both the private and public sectors and is highly regarded for her governance expertise. Lady Judge previously served as Chairman of the Board of the United Kingdom Atomic Energy Authority (from 2004 to 2010), prior to which she was a Board member (since 2002) and was a director of the Energy Group of the United Kingdom's Department of Trade and Industry (from 2002 to 2004). In addition, Lady Judge is currently Co-Chairman of the U.K./U.S. Task Force on Corporate Governance. Lady Judge previously served as Deputy Chairman of the U.K. Financial Reporting Council, the U.K. regulatory authority for accounting and corporate governance, and as a Commissioner of the U.S. Securities Exchange Commission. In 2010, she was appointed a Commander of the Order of the British Empire for her contributions to the nuclear and financial services industries.
BOARD & COMMITTEES	ATTENDANCE	AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board CGCC	12 of 12 9 of 10	100% 90%	• Energy • Finance • Governance/Board • Gov't/Public Policy • Legal • Management	• Statoil ASA (Since 2010)
 (Audit)
•  Motricity, Inc. (Since 2010)
 (Board Chair; Compensation; Governance & Nominating)
•  Forte Energy NL (Since 2008)
 (Deputy Board Chair; Audit; Remuneration)
•  Bekaert NV (Since 2007)
(Audit & Finance)

SECURITIES OWNED, CONTROLLED OR DIRECTED
				TOTAL VALUE OF MAGNA SECURITIES AT RISK	MEETS SHARE OWNERSHIP REQUIREMENT?
YEAR	COMMON SHARES	DSUs	STOCK OPTIONS

2010	4,000	25,701	20,000	$1,635,400	Yes

LOUIS E. LATAIF	Independent

Florida, U.S.A. Age: 72 Director Since: May 10, 2007
Mr. Lataif is a corporate director and Dean Emeritus of Boston University School of Management. He served as Dean from 1991 to 2010, making him one of the longest serving business school deans in the U.S. During his tenure, the School of Management built a new state of the art facility, and steadily increased in excellence and reputation. In 2010, the School of Management was ranked by U.S. News as the 31st best full-time MBA program in America, an improvement of 15 spots compared to its prior ranking. Mr. Lataif's appointment as Dean followed a distinguished 27-year career with Ford Motor Company, including positions as President of Ford of Europe (1988 to 1991) and Vice President of North American Sales Operations (1985 to 1988). In addition to the public company boards listed below, Mr. Lataif serves on the boards of Interaudi Bank, The Iacocca Foundation and Cannon Design International's Advisory Board. Mr. Lataif has an MBA (Harvard).
BOARD & COMMITTEES	ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board Audit CGCC Nominating	12 of 12 6 of 6 2 of 2 2 of 2	100% 100% 100% 100%	• Automotive • Finance/Accounting • Governance/Board • Management	• Abiomed, Inc. (Since 2005) (Audit) • Group 1 Automotive Inc. (Since 2002) (Nominating & Governance (Chair); Audit; Compensation)

SECURITIES OWNED, CONTROLLED OR DIRECTED
				TOTAL VALUE OF MAGNA SECURITIES AT RISK	MEETS SHARE OWNERSHIP REQUIREMENT?
YEAR	COMMON SHARES	DSUs	STOCK OPTIONS

2010	NIL	12,270	20,000	$851,140	Yes

DR. KURT J. LAUK	Independent

Baden-Württemberg, Germany Age: 64
Dr. Lauk is the co-founder and President of Globe CP GmbH, a private investment firm. He possesses extensive European automotive industry experience, primarily through his positions as Member of the Board of Management and Head of World Wide Commercial Vehicles Division of Daimler Chrysler (1996-1999), as well as Deputy Chief Executive Officer and Chief Financial Officer (with responsibility for finance, controlling and marketing) of Audi AG (1989-1992). Dr. Lauk has other extensive senior management experience, including as Chief Financial Officer and Controller of Veba AG (now known as E.On AG) (1992-1996), Chief Executive Officer of Zinser Textil Machinery GmbH (1984-1989) and as a Partner and Vice-President of the German practice of Boston Consulting Group (1978-1984). Dr. Lauk served as a Member of European Parliament (2004-2009), including as a Member of the Economic and Monetary Affairs Committee and Deputy Member of the Foreign and Security Affairs Committee. Dr. Lauk possesses both a PhD in international politics (Kiel) and an MBA (Stanford).
BOARD & COMMITTEES	ATTENDANCE	AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

N/A	N/A	• Automotive • Energy • Finance/Accounting • Gov't/Public Policy • Governance/Board • Management • Other Mfg.	• Ciber Inc. (Since 2010) (Audit)

SECURITIES OWNED, CONTROLLED OR DIRECTED
				TOTAL VALUE OF MAGNA SECURITIES AT RISK	MEETS SHARE OWNERSHIP REQUIREMENT?
YEAR	COMMON SHARES	DSUs	STOCK OPTIONS

2010	NIL	NIL	NIL	NIL	N/A

DONALD RESNICK	Independent

Ontario, Canada Age: 83 Director Since: February 2, 1982
Mr. Resnick is a corporate director with a distinguished career as a chartered accountant. He was a founder and principal of a successful Toronto accounting firm that merged into Deloitte & Touche, where he continued to provide accounting advice, primarily for small and medium-sized businesses, and perform business development (until 1989). Aside from his considerable accounting experience, Mr. Resnick brings valuable institutional knowledge of Magna and its corporate culture and is actively engaged on our Board and several of its committees.
BOARD & COMMITTEES	ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)(5)

Board Audit (Chair) CGCC HSEC (Chair)	12 of 12 6 of 6 10 of 10 4 of 4	100% 100% 100% 100%	• Finance/Accounting • Governance/Board	None

SECURITIES OWNED, CONTROLLED OR DIRECTED
				TOTAL VALUE OF MAGNA SECURITIES AT RISK	MEETS SHARE OWNERSHIP REQUIREMENT?
YEAR	COMMON SHARES	DSUs	STOCK OPTIONS

2010	3,804	15,682	20,000	$1,175,350	Yes

FRANK STRONACH

Lower Austria, Austria Age: 78 Director Since: December 10, 1968
Mr. Stronach is Magna's founder and has served as the Chairman of the Board since November 1971. He is a partner of Stronach & Co., through which he provides certain consulting and business development services to Magna. Refer to "Management Contracts". In addition to serving on Magna's Board, Mr. Stronach serves on the public company board referenced below. Mr. Stronach has served on numerous corporate, government and university boards and has provided assistance to a wide range of charitable and community service organizations. Mr. Stronach was inducted into both the Canadian Business Hall of Fame and the Canadian Manufacturing Hall of Fame in 1996 and has been the recipient of numerous awards honouring, among other things, business leadership, entrepreneurship and humanitarianism. Mr. Stronach is also a recipient of the Order of Canada.
BOARD & COMMITTEES	ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)(6)

Board Nominating	10 of 12 2 of 2	83% 100%	• Automotive • Governance/Board • Management	• MI Developments Inc. (Since 2003) (Board Chair)

SECURITIES OWNED, CONTROLLED OR DIRECTED
				TOTAL VALUE OF MAGNA SECURITIES AT RISK	MEETS SHARE OWNERSHIP REQUIREMENT?
YEAR	COMMON SHARES	DSUs	STOCK OPTIONS

2010	10,644,602	NIL	2,700,000	$594,186,880	Yes

DONALD J. WALKER

Ontario, Canada Age: 54 Director Since: November 7, 2005
Mr. Walker serves as the Chief Executive Officer of Magna, where he also previously served as Co-Chief Executive Officer (2005-2010) and President and Chief Executive Officer (1994-2001). He was formerly the President, Chief Executive Officer and a director of Intier Automotive Inc., one of Magna's former "spinco" public subsidiaries. Prior to joining Magna in 1987, Mr. Walker spent seven years at General Motors in various engineering and manufacturing positions. He is a founding member of the Yves Landry Foundation, which promotes the value of technical education, and has been the Co-Chair (since 2002) of the Canadian Automotive Partnership Council (CAPC) with the Canadian federal and provincial governments, which serves to identify both short- and long-term priorities to help ensure the future health of the automotive industry in Canada. Mr. Walker is also the past Chairman of the Automotive Parts Manufacturers Association (APMA). Mr. Walker is a professional engineer, with a degree in mechanical engineering (Waterloo).
BOARD & COMMITTEES	ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

Board	11 of 12	92%	• Automotive • Governance/Board • Management	None

SECURITIES OWNED, CONTROLLED OR DIRECTED
					TOTAL VALUE OF MAGNA SECURITIES AT RISK	MEETS SHARE OWNERSHIP REQUIREMENT?
YEAR	COMMON SHARES	DSUs	RSUs	STOCK OPTIONS

2010	300,000	NIL	12,318	1,100,000	$42,028,750	Yes

LAWRENCE D. WORRALL	Independent

Ontario, Canada Age: 67 Director Since: November 7, 2005
Mr. Worrall is a corporate director and certified management accountant who formerly served as the Vice-President, Purchasing, Strategic Planning and Operations, as well as a Director of General Motors of Canada Limited (1995-2000). In addition to serving on Magna's Board, Mr. Worrall serves on the public company board referenced below. In his capacity as an officer of GM Canada, Mr. Worrall had responsibility for a number of significant matters, including: purchasing, logistics, GM Canada's manufacturing facilities, forward product planning and the execution of the manufacturing plan for all plants.
BOARD & COMMITTEES	ATTENDANCE		AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS/COMMITTEES

Board Audit HSEC	12 of 12 6 of 6 4 of 4	100% 100% 100%	• Automotive • Finance/Accounting • Governance/Board • Management	• Greater Toronto Airport Authority (Since 2003) (Audit (Chair))

SECURITIES OWNED, CONTROLLED OR DIRECTED
				TOTAL VALUE OF MAGNA SECURITIES AT RISK	MEETS SHARE OWNERSHIP REQUIREMENT?
YEAR	COMMON SHARES	DSUs	STOCK OPTIONS

2010	1,814	14,379	28,200	$1,218,760	Yes

WILLIAM YOUNG	Independent

Ontario, Canada Age: 56
Mr. Young is a co-founder and managing partner of Monitor Clipper Partners, a private equity firm which he and other partners co-founded in 1998. Through his role at Monitor Clipper Partners, together with roles as Founding Partner of Westbourne Management Group (since 1988) and a partner in the European practice of Bain & Company (1981-1988), Mr. Young possesses significant operational experience, as well as extensive mergers and acquisitions experience. He is currently the Chairman of the Board of Trustees of Queen's University (Kingston, Ontario) and has significant board experience, including as a former director of Monitor Company and a number of other private companies. Mr. Young has an MBA (Harvard) in addition to a degree in chemical engineering (Queen's).
BOARD & COMMITTEES	ATTENDANCE	AREAS OF EXPERTISE	OTHER PUBLIC COMPANY BOARDS (COMMITTEES)

N/A	N/A	• Finance • Governance/Board • Management • Other Mfg.	None

SECURITIES OWNED, CONTROLLED OR DIRECTED
				TOTAL VALUE OF MAGNA SECURITIES AT RISK	MEETS SHARE OWNERSHIP REQUIREMENT?
YEAR	COMMON SHARES	DSUs	STOCK OPTIONS

2010	NIL	NIL	NIL	NIL	N/A

Note:

1.
In the above biographies:
"Audit" means the Audit Committee of Magna's Board.
"CGCC" means the Corporate Governance and Compensation Committee of Magna's Board.
"HSEC" means the Health and Safety and Environmental Committee of Magna's Board.
"Nominating" means the Nominating Committee of Magna's Board.
"DSUs" means deferred share units.
"RSUs" means restricted stock units.

2.
In calculating the Total Value of Magna Securities at Risk, we have used the closing price of Magna Common Shares on NYSE on the Record Date. In valuing stock options for purposes of calculating the Total Value of Magna Securities at Risk, we have included only the in-the-money amount calculated based on the closing price of Magna Common Shares on the TSX on the Record Date and converted such amount to U.S. dollars based on the BoC noon spot rate on such date, except for Mr. Lataif. In valuing stock options for purposes of calculating the Total Value of Magna Securities at Risk for Mr. Lataif, we have included only the in-the-money amount calculated based on the closing price of Magna Common Shares on NYSE on the Record Date ($50.15).

3.
The Securities Owned, Controlled or Directed by each nominee have been adjusted to reflect the Stock Split.

4.
Mr. Harris was a director of Grant Forest Products Inc., which sought and obtained protection under the Companies' Creditors Arrangement Act in Canada ("CCAA") on June 25, 2009. He was also a director of Naturade, Inc. ("Naturade") until August 6, 2009. Within a year following his resignation as a director, Naturade filed a voluntary petition for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code.

5.
Mr. Resnick was a director of Ntex Incorporated, which was subject to cease trade orders in Ontario, Alberta and British Columbia in mid-2002 for failure to file financial statements. These cease trade orders were never revoked as Ntex made an assignment in bankruptcy in June 2003. He resigned as a director of Ntex in June 2002.

6.
Mr. Stronach was the Chairman of the Board and Chief Executive Officer of Magna Entertainment Corp. ("MEC") when it, together with certain of its wholly-owned subsidiaries, filed voluntary petitions for bankruptcy protection under Chapter 11 of the U.S. Bankruptcy Code on March 5, 2009. On that same date, MEC also sought and obtained recognition of the Chapter 11 proceedings from the Ontario Superior Court of Justice, under section 18.6 of the CCAA.

BOARD SUCCESSION

            Magna's Board has delegated to the Nominating Committee responsibility for, among other things: developing and recommending to the Board criteria for Board membership; identification and recruitment of suitable potential Board members; and recommending nominees for election at annual shareholders' meetings. Consistent with this mandate, the Nominating Committee has undertaken a comprehensive review of the Board's composition with a view to ensuring that the Board, as a whole, continues to possess the capabilities necessary to oversee our operations globally. The Nominating Committee was reconstituted in November 2010, such that it now consists solely of Independent Directors - Michael Harris (Chairman) and Louis Lataif.

            In furtherance of its mandate, the Nominating Committee oversaw the preparation of a detailed board matrix, as set forth below, and a board and committee succession plan. Based on the needs identified through this process, the Nominating Committee also initiated a search for two Independent Directors, with the assistance of Russell Reynolds Associates, an internationally recognized firm. Details of the Nominating Committee's activities, including its identification and recommendation of Kurt Lauk and William Young as new nominees, are set forth in "Report of the Nominating Committee" and "Appendix A - Statement of Corporate Governance Practices".

		Automotive	Energy	Finance/ Accounting	Governance/ Board	Government/ Public Policy	Legal	Management	Other Mfg.	Geographic Region	Professional Designations

Independent Directors	Hon. J. Trevor Eyton		•	•	•	•	•	•		Global	LLB

	Michael D. Harris				•	•				NA	ICD.D

	Lady Barbara Judge		•	•	•	•	•	•		Global	JD

	Louis E. Lataif	•		•	•			•		NA, WE	MBA

	Dr. Kurt J. Lauk	•	•	•	•	•		•	•	Global	MBA, PhD

	Donald Resnick			•	•					NA	CA

	Lawrence D. Worrall	•		•	•			•		NA	CMA

	William Young			•	•			•	•	NA, WE	MBA, PEng

MGMT	Frank Stronach	•			•			•		NA, WE

	Donald J. Walker	•			•			•		Global	PEng

            Mr. Harris, as Chairman of the Nominating Committee, also discussed with each independent director his/her continued service on our Board and its Committees in the context of our Board/Committee succession review. In the course of these discussions, one of our longest-serving directors, Franz Vranitzky, advised of his intention not to stand for re-election at the Meeting.

            Additionally, Frank Stronach has indicated that he intends to step down as Chairman of the Board, immediately following the Meeting, although he is standing for re-election as a director. The directors elected at the Meeting will select from among themselves an independent director who will serve as the Chairman of the Board and Mr. Stronach will be conferred the title "Founder and Honourary Chairman".

INDEPENDENCE OF THE NOMINEES FOR ELECTION TO THE BOARD

            A summary of the independence of each of the nominees for election to the Board follows:

NOMINEE NAME	INDEPENDENT	NON-INDEPENDENT	BASIS FOR DETERMINATION

Hon. J. Trevor Eyton	✓		No material relationship

Michael D. Harris (Lead Director)	✓		No material relationship

Lady Barbara Judge	✓		No material relationship

Louis E. Lataif	✓		No material relationship

Dr. Kurt J. Lauk	✓		No material relationship

Donald Resnick	✓		No material relationship

Lawrence D. Worrall	✓		No material relationship

William Young	✓		No material relationship

Frank Stronach (Chairman)		✓	Management; consultant to Magna

Donald J. Walker (CEO)		✓	Management

            A detailed review of the basis for the Board's independence determination is found in "Appendix A - Statement of Corporate Governance Practices - Board of Directors". Board members and nominees for election to the Board who have been determined by the Board to be "independent" are referred to in this Circular as "Independent Directors".

BOARD TENURE

            The charts below show the length of service of our current Board members and of our proposed nominees for election at the Meeting.

CURRENT BOARD	2011 NOMINEES

DIRECTOR ATTENDANCE

Regular Meetings

            Our Board recently adopted an amended Board Charter which, among other things, establishes a 75% minimum attendance standard for all regularly scheduled Board and Committee meetings, except where an absence is due to medical or other valid reasons. Each of the individuals that served on Magna's Board during 2010 exceeded this standard in respect of both Board and applicable standing Committee meetings. During 2010, the average attendance of:

  •
  all directors at Board meetings was 94%; and

  •
  all Committee members at standing Committee meetings was 99%.

            Below is a summary of director attendance at Board and standing Committee meetings held during 2010.

	BOARD (12 MEETINGS)		AUDIT(1) (6 MEETINGS)		CGCC(1) (10 MEETINGS)		HSEC (4 MEETINGS)		NOMINATING (4 MEETINGS)		TOTAL(1)

DIRECTOR	#	%	#	%	#	%	#	%	#	%	#	%

Hon. J. Trevor Eyton(2)	7/7	100	3/3	100	2/2	100	-	-	-	-	12/12	100

Michael D. Harris	11	92	-	-	10	100	-	-	4	100	25/26	96

Lady Barbara Judge(3)	12	100	-	-	9	90	-	-	-	-	21/22	95

Louis E. Lataif(4)	12	100	6	100	2/2	100	-	-	2/2	100	22/22	100

Donald Resnick	12	100	6	100	10	100	4	100	-	-	32/32	100

Belinda Stronach(5)	12	100	-	-	-	100	-	-	-	-	13/13	100

Frank Stronach(6)	10	83	-	-	-	-	-	-	2/2	100	12/14	86

Franz Vranitzky	11	92	-	-	2/2	100	-	-	-	-	13/14	93

Donald J. Walker	11	92	-	-	-	100	-	-	-	-	17/18	94

Siegfried Wolf(7)	10	83	-	-	-	-	-	-	-	-	10/12	83

Lawrence D. Worrall	12	100	6	100	2/2	100	4	100	-	-	24/24	100

Notes:

1.
Audit Committee, CGCC and Total attendance numbers include attendance by non-member Independent Directors who have a standing invitation to attend committee meetings.

2.
Mr. Eyton was elected to the Board on May 6, 2010, and became a member of the Audit Committee effective November 4, 2010.

3.
Lady Judge ceased to be a member of the CGCC on December 17, 2010.

4.
Mr. Lataif became a member of the Nominating Committee on November 4, 2010 and became a member of the CGCC on January 11, 2011.

5.
Ms. Stronach resigned as Executive Vice-Chairman and director effective December 31, 2010.

6.
Mr. Stronach ceased to be a member of the Nominating Committee effective August 31, 2010.

7.
Mr. Wolf resigned as Co-Chief Executive Officer and director effective on November 15, 2010.

In-Camera Meetings

            The Independent Directors generally meet before or after every regularly scheduled meeting of the Board without members of Management present. During 2010, there were 12 Board meetings, eight of which included an in camera session attended only by Independent Directors.

Special Committee Meetings

            In addition to the Board and Committee meetings summarized in the table above, 18 Special Committee meetings were held during 2010 in connection with the Plan of Arrangement to eliminate Magna's dual-class share structure which was completed on August 31, 2010 (the "Arrangement"). The members of the Special Committee, Michael Harris, Donald Resnick and Louis Lataif, attended all meetings of the Special Committee. All other Independent Directors had a standing invitation to attend all meetings of the Special Committee. Lady Judge, Trevor Eyton, Franz Vranitzky and Lawrence Worrall attended 18, four, three and three Special Committee meetings, respectively.

DIRECTOR COMPENSATION

            We compensate Independent Directors through an annual retainer (which is paid partially in cash and partially in DSUs), meeting and other work fees, as well as stock options. In recognition of the additional workload of the Lead Director, Committee Chairmen and Committee members, additional retainers and fees are paid to each Independent Director acting in any such capacity. While the annual retainer, meeting and work fees for Board and Committee members are intended to compensate Independent Directors based on their contribution, the deferral of a portion of the annual retainer in the form of DSUs and the grant of stock options is intended to provide equity-based compensation which aligns the interests of Independent Directors with the long-term interests of our shareholders. Refer to "Deferred Share Units" for a description of the DSUs.

            We review the competitiveness of compensation for our Independent Directors every two years. The current schedule of retainers and fees payable to our Independent Directors was approved by the Board effective January 1, 2010, but remains unchanged from the schedule in effect since January 1, 2008, with the exception of an increase in the number of options to be granted to Independent Directors in order to more closely align the interests of Independent Directors with those of our shareholders.

Annual retainer (minimum 60% DSUs; maximum 40% cash)	$150,000

Additional Lead Director annual retainer (60% DSUs; 40% cash)	250,000

Committee members annual retainer	25,000

Additional Committee Chairman annual retainer

Audit	25,000

CGCC	25,000

Nominating	25,000

HSEC	10,000

Special Committees	25,000

Per meeting fee	2,000

Written resolutions	400

Additional services (per day)	4,000

Travel days (per day)	4,000

Stock options

On appointment or initial election and after re-election at each annual meeting	10,000 options

            Employee directors are not paid any retainers or fees, nor are they granted any stock options for serving as directors. In 2010, Frank Stronach was paid $200,000 as Chairman of the Board; however, he does not receive any other retainers, fees or stock options in his capacity as Chairman. All retainers are paid quarterly in advance and all other fees are paid quarterly in arrears.

            The following table sets forth a summary of all compensation earned by our Independent Directors during the year ended December 31, 2010.

	NAME	FEES EARNED ($)(1)	SHARE- BASED AWARDS(2) ($)	OPTION- BASED AWARDS(3) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION ($)	PENSION VALUE ($)	ALL OTHER COMPENSATION(4) ($)	TOTAL ($)

2011 NOMINEES	Hon. J. Trevor Eyton	86,150	58,590	95,750	NIL	NIL	490	240,980

	Michael D. Harris	NIL	612,000	95,750	NIL	NIL	41,960	749,710

	Lady Barbara Judge	NIL	289,000	95,750	NIL	NIL	9,690	394,440

	Louis E. Lataif	216,970	90,000	95,750	NIL	NIL	4,750	407,470

	Donald Resnick	302,500	90,000	95,750	NIL	NIL	6,170	494,420

	Lawrence D. Worrall	173,600	90,000	95,750	NIL	NIL	5,630	364,980

OTHER	Franz Vranitzky	117,600	90,000	95,750	NIL	NIL	5,890	309,240

Notes:

1.
Consists of all retainers and fees paid to the director in cash. NIL indicates that 100% of the retainers and fees earned were deferred in the form of DSUs.

2.
Consists of retainers and fees allocated to DSUs pursuant to the DSU Plan (as defined under "Deferred Share Units").

3.
Calculated based on grant date fair value, which is determined using a Black-Scholes option pricing model as discussed in Note 2 to the Summary Compensation Table. For these stock options, all of which were granted on May 10, 2010, the grant date fair value was determined to be C$9.81 per share (adjusted to reflect the Stock Split), which has been converted to U.S. dollars based on the BoC noon spot rate on such date.

4.
Consists of dividends on DSUs, credited in the form of additional DSUs.

DEFERRED SHARE UNITS

            We maintain a Non-Employee Director Share-Based Compensation Plan (the "DSU Plan") which governs the portion of the annual retainer payable to Independent Directors which is deferred in the form of DSUs. Pursuant to a Board resolution effective January 1, 2008, 60% of the annual retainer for all of the Independent Directors is automatically payable in the form of DSUs. Additionally, each Independent Director may annually elect to defer up to 100% (in increments of 25%) of his or her total annual cash compensation from Magna (including Board and committee retainers, meeting attendance fees, work and travel day payments and written resolution fees).

            The amounts deferred in the DSU Plan are reflected in DSUs allocated under the DSU Plan. These DSUs are notional units, the value of which reflects, and increases or decreases in direct relation to, the NYSE market price of Magna Common Shares. Dividend equivalents are credited on DSUs at the times and in the amounts of dividends that are declared and paid on our Common Shares. All DSUs are fully vested on the date allocated to an Independent Director under the DSU Plan. The aggregate of all amounts deferred by Independent Directors under the DSU Plan, including dividend equivalents, is disclosed in the table below under the column "Aggregate of Grant Date Values" and the fair market value as of December 31, 2010, based on the NYSE closing price of our Common Shares on such date, is disclosed in the table below under the column "Year End Fair Market Value":

NAME	AGGREGATE OF GRANT DATE VALUES ($)	YEAR END FAIR MARKET VALUE ($)

Hon. J. Trevor Eyton	86,891	109,330

Michael D. Harris	3,047,889	5,242,580

Lady Barbara Judge	744,970	1,288,930

Louis E. Lataif	330,535	615,360

Donald Resnick	457,227	786,450

Franz Vranitzky	430,181	753,060

Lawrence D. Worrall	407,368	721,110

DIRECTOR STOCK OPTIONS

            To more closely align the interests of Independent Directors with those of our shareholders, pursuant to our 2009 Stock Option Plan (the "2009 Plan"), each of the Independent Directors is entitled to receive a grant of options to purchase 10,000 Magna Common Shares (adjusted to reflect the Stock Split) upon appointment or election to the Board and a further grant of 10,000 options following election or re-election at each annual meeting of our shareholders. Options granted to Independent Directors under the 2009 Plan vest on the first anniversary of the date of grant.

            Prior to May 6, 2010, stock options granted to our Independent Directors were granted pursuant to our Amended and Restated Incentive Stock Option Plan (the "1987 Plan"). Under the 1987 Plan, Independent Directors were entitled to receive a grant of 10,000 options (adjusted to reflect the Stock Split) on completion of each five year period of continuous service. Vesting under the 1987 Plan takes place as to 2,000 Magna Common Shares on the date of the option grant and 2,000 Magna Common Shares on each anniversary of the option grant. Upon adoption of the 2009 Plan, new grants under the 1987 Plan were frozen, but all outstanding options were permitted to continue to vest and be exercisable in accordance with their terms.

Outstanding Option-Based Awards

            Outstanding option-based awards for each of our Independent Directors as of December 31, 2010 were as follows (in each case, adjusted to reflect the Stock Split):

	NAME	NUMBER OF COMMON SHARES UNDERLYING UNEXERCISED OPTIONS (#)	OPTION EXERCISE PRICE	OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS(1) ($)

2011 NOMINEES	Hon. J. Trevor Eyton	10,000	C$35.98	05/09/17	160,160

	Michael D. Harris	10,000	C$41.325	12/31/12	106,421
		10,000	C$37.25	12/31/14	149,854
		10,000	C$35.98	05/09/17	160,160

	Lady Barbara Judge	10,000	C$47.98	12/31/13	39,512
		10,000	C$35.98	05/09/17	160,160

	Louis E. Lataif	10,000	$42.115	12/31/13	98,850
		10,000	$34.565	05/09/17	174,350

	Donald Resnick	10,000	C$42.875	12/31/11	90,837
		10,000	C$35.98	05/09/17	160,160

	Lawrence D. Worrall	10,000	C$41.76	12/31/11	102,048
		10,000	C$35.98	05/09/17	160,160
		8,200	C$25.61	07/31/11	216,824

	Franz Vranitzky	10,000	C$42.875	12/31/11	90,837
		10,000	C$35.98	05/09/17	160,160

Note:

1.
Determined using the closing price of Magna Common Shares on the TSX on December 31, 2010 and the BoC noon spot rate on such date, except for Mr. Lataif, whose options are priced in U.S. dollars and for which the closing price of Magna Common Shares on NYSE on December 31, 2010 ($52.00) was used.

INCENTIVE PLAN AWARDS - VALUE VESTED DURING THE YEAR

            The values of option-based and share-based awards which vested in the year ended December 31, 2010 are set forth below:

	NAME	OPTION-BASED AWARDS - VALUE VESTED DURING THE YEAR ($)		SHARE-BASED AWARDS - VALUE VESTED DURING THE YEAR(2) ($)

2011 NOMINEES	Hon. J. Trevor Eyton	NIL		58,585

	Michael D. Harris	29,478	(1)	612,000

	Lady Barbara Judge	NIL		289,000

	Louis E. Lataif	NIL		90,000

	Donald Resnick	NIL		90,000

	Lawrence D. Worrall	NIL		90,000

	Franz Vranitzky	NIL		90,000

Notes:

1.
Mr. Harris' stock options vested on December 31, 2010. Amount shown assumes that such options were exercised on the vesting date and the underlying shares sold for a price equal to the closing price of Magna Common Shares on the TSX on such date, with such value converted to U.S. dollars at the BoC noon spot rate on such date.

2.
Represents the aggregate grant date value of retainers and fees allocated to DSUs and reflects the amount of Share-Based Awards under the director compensation table above.

SECURITIES MAINTENANCE REQUIREMENT

            Independent Directors are subject to a securities maintenance requirement with respect to Magna Common Shares. During 2010, the securities maintenance requirement for Independent Directors was $450,000, representing three times the current annual retainer. Compliance with the share maintenance requirement is determined by dividing: (a) $450,000, by (b) the average of daily closing prices on the NYSE of Magna Common Shares over the prior three calendar years, with the result obtained being the number of Magna Common Shares and/or DSUs required to be held.

            The securities maintenance requirement for Independent Directors has been formalized in our amended Board Charter, which also increased the requirement from three times the annual retainer to five times the annual retainer. New directors are entitled to a period of five years in which to accumulate Magna Common Shares and/or DSUs with such a value. Additionally, all current directors are entitled to a period of three years to increase their securities holdings from $450,000 to $750,000. Refer to "Nominees for Election to the Board" which discloses the number of Magna Common Shares, DSUs and stock options held by each Independent Director and the total value of all such securities as of the Record Date.

BOARD COMMITTEES

STANDING COMMITTEES

            Our Board has established four standing Committees:

  •
  Audit Committee;

  •
  CGCC;

  •
  Nominating Committee; and

  •
  HSEC.

Each standing Committee operates pursuant to a written mandate approved by the Board that defines the Committee's duties and responsibilities and establishes the Committee's independence and other organizational requirements. Each Committee charter is reviewed by the Committee annually, with any proposed changes being reviewed annually by the CGCC and approved by the Board.

SPECIAL COMMITTEES

            In addition to the Board's standing Committees, the Board has from time to time established special committees composed entirely of Independent Directors to review and make recommendations on specific matters or transactions. During 2010, a Special Committee was established to review and make recommendations to the Board with respect to the Arrangement, which was ultimately completed on August 31, 2010.

INDEPENDENCE

            Each of the Audit Committee, CGCC, Nominating Committee (since November 4, 2010) and HSEC is composed entirely of Independent Directors. Pursuant to their respective charters, each standing committee has the authority to retain independent advisors to assist them in the conduct of their duties.

REPORTS

            Each of our standing committees has provided a report (below) describing its mandate and activities in respect of fiscal 2010 and to date in 2011.

REPORT OF THE AUDIT COMMITTEE

MANDATE

            The Audit Committee serves to assist the Board in fulfilling its oversight responsibilities with respect to financial matters, including by taking responsibility for the following:

  •
  selection, compensation and oversight of the independent auditor;

  •
  reviewing and approving the objectives and scope of the external audit;

  •
  evaluating the quality control procedures, performance and independence of the independent auditor;

  •
  satisfying itself generally that there is a good working relationship between Executive Management and the independent auditor;

  •
  satisfying itself that Executive Management has established and is maintaining an adequate and effective system of internal control over financial reporting;

  •
  overseeing the work plan, performance, staffing and resources of our Internal Audit Department;

  •
  reviewing and discussing with the independent auditor our critical accounting policies to ensure that they are appropriate and consistent with Magna's needs and applicable requirements;

  •
  assessing with management our material risk exposures and our actions to identify, monitor and mitigate such exposures;

  •
  overseeing the implementation, operation and effectiveness of our Code of Conduct and Good Business Line; and

  •
  reviewing and approving public disclosures containing financial information.

COMPOSITION

            The Audit Committee Charter mandates a committee composed of between three and five Independent Directors:

  •
  each of whom is "financially literate"; and

  •
  at least one of whom is a "financial expert",

as those terms are defined under applicable law. Audit Committee members are restricted from serving on the audit committees of more than three boards of public companies in total.

MEMBERS	INDEPENDENT	FINANCIALLY LITERATE	FINANCIAL EXPERT	SERVES ON 3 OR FEWER AUDIT COMMITTEES	2010 ATTENDANCE

Donald Resnick (Chairman)	✓	✓	✓	✓	100%

Hon. J. Trevor Eyton (from November 4, 2010)	✓	✓		✓	100%

Louis E. Lataif	✓	✓		✓	100%

Lawrence D. Worrall	✓	✓	✓	✓	100%

CHANGES TO COMMITTEE COMPOSITION

            Trevor Eyton joined the Audit Committee effective November 4, 2010.

PRINCIPAL ACTIVITIES

            The Audit Committee's principal activities and achievements in respect of fiscal 2010 and to date in 2011 include:

    Financial Statements

  •
  recommending for approval the audited annual and unaudited interim Consolidated Financial Statements and Management's Discussion and Analysis of Results of Operation and Financial Position ("MD&A");

  •
  reviewing, discussing with management and the independent auditor and monitoring the application of Magna's critical accounting policies; and

  •
  recommending for approval all earnings-related press releases.

    Internal Controls

  •
  satisfying itself as to the effectiveness of Magna's system of internal controls, including through receipt of updates at each Audit Committee meeting relating to internal controls testing results and management follow-up on matters identified.

    U.S. GAAP Transition

  •
  assessing the impact, and monitoring the progress, of the transition from Canadian GAAP to U.S. GAAP; and

  •
  satisfying itself as to the state of Magna's readiness to report in U.S. GAAP effective in respect of Magna's first quarter 2011 consolidated financial statements.

    Independent Auditor

  •
  reviewing and discussing with Ernst & Young various required communications and written disclosures;

  •
  satisfying itself as to Ernst & Young's independence;

  •
  receiving and reviewing with Ernst & Young its reports on Magna's financial statements and internal controls;

  •
  evaluating the performance, and considering the rotation, of the independent auditor;

  •
  recommending to the Board and shareholders that Ernst & Young be reappointed as Magna's independent auditor; and

  •
  pre-approving all services and related fees paid or payable to Ernst & Young in respect of 2010.

    Internal Audit

  •
  monitoring and assessing the effectiveness of Magna's Internal Audit Department, including through discussions with the Vice-President, Internal Audit and receipt of update presentations at each Audit Committee meeting regarding the Department's audits, reviews, investigations and other activities; and

  •
  satisfying itself that the Department's staffing and resources are appropriate to ensure it is able to carry out its duties.

    Risk Management

  •
  assessing Magna's material potential risks, as they are disclosed in Magna's MD&A and Annual Information Form;

  •
  receiving quarterly updates on material litigation and other contingencies; and

  •
  satisfying itself as to Magna's risk mitigation processes, including in respect of finance and investments, commodities and hedging, treasury, tax and transfer pricing, product warranty, customer receivables, supplier solvency, conducting business in foreign jurisdictions, and other areas.

    Ethical Business Conduct

  •
  receiving quarterly updates on matters submitted through Magna's Good Business Line and monitoring actions taken in response to such submissions.

    Committee Charter

  •
  reviewing and recommending to the CGCC a revised Audit Committee Charter.

COMMITTEE APPROVAL OF REPORT

            Management is responsible for the preparation and presentation of Magna's consolidated financial statements, the financial reporting process and the development and maintenance of Magna's system of internal controls. Ernst & Young is responsible for performing an independent audit on, and issuing its reports in respect of:

  •
  Magna's consolidated financial statements in accordance with Canadian generally accepted auditing standards and the standards of the Public Company Accounting Oversight Board (United States) ("PCAOB"); and

  •
  the effectiveness of Magna's internal control over financial reporting, in accordance with the standards of the PCAOB.

The Audit Committee monitors and oversees these processes in accordance with the Audit Committee Charter and applicable law.

            Based on these reviews and discussions, including a review of Ernst & Young's Report on Financial Statements and Report on Internal Controls, the Audit Committee has recommended to the Board and the Board has approved the following in respect of the fiscal year ended December 31, 2010:

  •
  inclusion of the Consolidated Financial Statements in Magna's Annual Report;

  •
  MD&A;

  •
  Annual Information Form in respect of 2010; and

  •
  other forms and reports required to be filed with applicable Canadian securities commissions, the SEC, the TSX and NYSE.

The Audit Committee is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2010. This Audit Committee report is dated as of March 22, 2011 and is submitted by the Audit Committee.

Donald Resnick (Chairman)
J. Trevor Eyton	Louis E. Lataif	Lawrence D. Worrall

REPORT OF THE CORPORATE GOVERNANCE AND COMPENSATION COMMITTEE

MANDATE

            The CGCC serves to assist the Board with respect to a number of governance and compensation matters, including by reviewing, considering and making recommendations with respect to the following matters:

  •
  developing our overall system of corporate governance;

  •
  monitoring proposed changes in applicable corporate governance requirements;

  •
  monitoring and assessing the relationship between the Board and Executive Management;

  •
  overseeing the evaluation of the effectiveness of the Board and its Committees;

  •
  reviewing and making recommendations to the Board with respect to compensation for Corporate Management (as defined in our Corporate Constitution), as well as incentive and equity compensation generally;

  •
  administering our stock option plans;

  •
  reviewing and making recommendations on Independent Director compensation;

  •
  acting as administrator of our pension plans for regulatory purposes and overseeing the day to day administration of such plans by a pension committee comprised of employees of the Corporation; and

  •
  reviewing the management succession plan developed by the Chief Executive Officer.

COMPOSITION

            The CGCC Charter mandates a committee of between three and five Independent Directors. The CGCC complies with this requirement.

MEMBERS	INDEPENDENT	ATTENDANCE

Michael D. Harris (Chairman)	✓	100%

Lady Barbara Judge (until December 17, 2010)	✓	90%

Louis E. Lataif (from January 11, 2011)	✓	100%

Donald Resnick	✓	100%

CHANGES TO COMMITTEE COMPOSITION

            Effective December 17, 2010, Lady Judge resigned from the CGCC as required in connection with her duties on the U.K./U.S. Task Force on Corporate Governance. On January 11, 2011, the Board appointed Louis Lataif to the CGCC.

PRINCIPAL ACTIVITIES

            The CGCC's principal activities and achievements in 2010 and to date in 2011 include:

    Corporate Governance

  •
  considering and approving a number of significant post-Arrangement corporate governance changes, including:

  •
  mandating the separation of Chairman and CEO;

  •
  adoption of a majority voting policy commencing in 2012;

  •
  formalizing a 2/3 Board independence requirement;

  •
  introducing a process to minimize Board interlocks;

  •
  establishing a 75% minimum attendance standard for regularly scheduled Board and Committee meetings, except where an absence is due to medical or other valid reasons; and

  •
  increasing the Independent Director share maintenance requirement to 5x the annual retainer.

    Shareholder Engagement

  •
  participating (through the Lead Director/CGCC Chairman) in a number of shareholder engagement meetings with significant shareholders and shareholder representative organizations such as the Canadian Coalition for Good Governance (the "Canadian Coalition").

    Executive Compensation

  •
  overseeing the return of Magna's compensation system to its customary form, including through:

  •
  discontinuing the previously-implemented total compensation adjustments commencing effective the third quarter of 2010; and

  •
  reinstating the deferral of one-third of the annual profit sharing bonus for members of Executive Management;

  •
  assessing the appropriateness of severance and change in control terms for Magna's Named Executive Officers following the completion of the Arrangement and approving amended terms which are both:

  •
  consistent with such terms for Magna's peer group; and

  •
  within the guidelines established by the Canadian Coalition and ISS/RiskMetrics;

  •
  considering and approving the termination of the business services agreement between Magna and its former Executive Vice-Chairman; and

  •
  approving the grant of stock options to the Corporation's Named Executive Officers and other key executive and non-executive employees throughout the organization.

    Related Party Governance

  •
  reviewing and ensuring that the terms of lease renewals and expansions for leases between Magna business units and MI Developments Inc. are effected on an arm's length basis; and

  •
  approving a protocol relating to the reporting and approval of transactions between Magna's controlled business units and Magna E-Car Systems.

    Succession Planning

  •
  satisfying itself that an appropriate succession plan is in place for the Chief Executive Officer, other executive officers, key members of management at Magna's automotive systems groups and certain other corporate officers.

    CGCC Charter

  •
  reviewing and recommending to the Board:

  •
  revised Committee Charters, mandating among other things that all Committees be comprised solely of Independent Directors; and

  •
  a revised Board Charter reflecting the corporate governance changes discussed above.

    Proxy Circular

  •
  reviewing, commenting on and recommending for approval this Circular.

            In light of the corporate governance changes listed above and the positive feedback received thereon from shareholders, including from shareholders and shareholder representative organizations which had opposed Magna's Arrangement, the CGCC believes that Magna's post-Arrangement corporate governance policies and processes are evolving appropriately and enable the Board to continue to effectively carry out its stewardship role.

COMMITTEE APPROVAL OF REPORT

            Based on the foregoing and all other activities undertaken or overseen by the CGCC, the CGCC is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2010. This CGCC Committee report is dated as of March 22, 2011 and is submitted by the CGCC.

Michael D. Harris (Chairman)
Louis E. Lataif		Donald Resnick

REPORT OF THE NOMINATING COMMITTEE

MANDATE

            The Nominating Committee serves to assist the Board in ensuring that it is appropriately constituted in order to meet its fiduciary obligations, including by making recommendations to the Board with respect to:

  •
  Board size and composition;

  •
  criteria for Board membership, including such factors as integrity, independence, diversity of experience and leadership;

  •
  suitable nominees to be proposed for election by shareholders at each annual meeting of shareholders;

  •
  the independence of directors and nominees for the purpose of their membership on the Board and each Committee;

  •
  whether to accept a director's resignation pursuant to our majority voting policy;

  •
  whether to fill vacancies arising between shareholder meetings and, if so, suitable candidates;

  •
  reviewing any material changes in the status of a director which could adversely impact the director's ability to carry out his or her duties on the Board and any Committee; and

  •
  the allocation of directors to serve on Board Committees.

COMPOSITION

            The Nominating Committee Charter mandates a committee comprised of between two and five Independent Directors. The Nominating Committee complies with this requirement.

MEMBERS	INDEPENDENT	ATTENDANCE

Michael D. Harris (Chairman from November 4, 2010)	✓	100%

Louis E. Lataif (from November 4, 2010)	✓	100%

CHANGES TO COMMITTEE COMPOSITION

            Prior to August 31, 2010, the Nominating Committee was comprised of the Chairman of our Board, Frank Stronach, and our Lead Director, Michael Harris. Upon completion of the Arrangement on August 31, 2010, Mr. Stronach resigned as Chairman of the Nominating Committee. In November 2010, the Board appointed Mr. Harris as Chairman of the Nominating Committee and appointed Louis Lataif as a committee member.

PRINCIPAL ACTIVITIES AND ACHIEVEMENTS

            The Nominating Committee's principal activities and achievements in respect of fiscal 2010 and to date in 2011 include:

    Board Composition

  •
  overseeing the preparation of a board matrix identifying the diversity of skills, expertise and experience represented on the Board, as well as the needs to be addressed through recruitment of new director candidates;

  •
  overseeing the development of a Board and Committee succession plan;

  •
  selecting and retaining Russell Reynolds Associates to assist in the identification, assessment and recruitment of new directors; and

  •
  recommending Kurt Lauk and William Young as new nominees for election by shareholders.

    Independence

  •
  evaluating the independence of each nominee proposed for election by shareholders at Magna's 2011 annual meeting of shareholders.

    Charter

  •
  reviewing and recommending to the CGCC a revised Nominating Committee Charter, mandating among other things that the Committee be comprised solely of Independent Directors.

COMMITTEE APPROVAL OF REPORT

            Based on the foregoing and all other activities undertaken or overseen by the Nominating Committee, the Nominating Committee is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2010. This Nominating Committee report is dated as of March 22, 2011 and is submitted by the Nominating Committee.

Michael D. Harris (Chairman)	Louis E. Lataif

REPORT OF THE HEALTH AND SAFETY AND ENVIRONMENTAL COMMITTEE

MANDATE

            The HSEC serves to assist the Board with respect to its oversight of employee health and safety matters, as well as the Corporation's approach to environmental matters, including by taking responsibility for the following and making recommendations thereon:

  •
  reviewing health, safety and environmental ("HSE") policies, procedures and programs;

  •
  reviewing the organization of and communication procedures implemented by our Health and Safety and Environmental Departments to ensure HSE policies and procedures are being effectively implemented on a global basis;

  •
  assessing Magna's compliance with HSE-related regulatory requirements and internal policies, procedures and programs;

  •
  monitoring HSE-related regulatory requirements which could have a material impact on our operations or the duties imposed on the Board;

  •
  monitoring HSE-related litigation and regulatory proceedings, as well as actions implemented by management to address any such issues; and

  •
  reviewing and reporting to the Audit Committee any potentially material HSE liabilities and satisfying itself as to the adequacy of financial provisions or reserves established in respect of such liabilities.

COMPOSITION

            The HSEC Charter mandates a committee comprised of between two and five Independent Directors. The HSEC complies with this requirement.

MEMBERS	INDEPENDENT	ATTENDANCE

Donald Resnick (Chairman)	✓	100%

Lady Barbara Judge	✓	-

Lawrence D. Worrall	✓	100%

CHANGES TO COMMITTEE COMPOSITION

            Lady Barbara Judge joined the HSEC effective February 23, 2011. No HSEC meetings have been held since that date.

PRINCIPAL ACTIVITIES AND ACHIEVEMENTS

            The HSEC's principal activities and achievements in respect of fiscal 2010 include:

    Audits and Assessments

  •
  reviewing quarterly and annual reports with respect to results of internal HSE compliance audits and assessments and monitoring the actions being taken by management to address any matters identified in the course of such audits and assessments.

    Liabilities

  •
  reviewing quarterly updates with respect to litigation and regulatory actions relating to HSE matters; and

  •
  assessing the sufficiency of financial reserves related to environmental matters.

    Regulatory Changes

  •
  assessing the impact of proposed regulatory changes on Magna's operations.

    Charter

  •
  reviewing and recommending to the CGCC a revised HSEC Charter, mandating among other things that the Committee be comprised solely of Independent Directors.

COMMITTEE APPROVAL OF REPORT

            Based on the foregoing and all other activities undertaken or overseen by the HSEC, the HSEC is satisfied that it has fulfilled the duties and responsibilities assigned to it under its charter in respect of the year ended December 31, 2010. This HSEC report is dated as of March 22, 2011 and is submitted by the HSEC.

Donald Resnick (Chairman)

Lady Barbara Judge	Lawrence D. Worrall

COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY

            We believe that profitability is the key measure of corporate performance and ultimately drives share price returns. Accordingly, the elements of our customary executive compensation program have been structured to motivate Executive Management to achieve:

Consistent profitability -	by compensating through relatively low base salaries and annual profit sharing bonuses which are entirely "at risk", Executive Management must achieve consistent profitability to ensure stable income.
Long-term profit growth -
through the "at risk" annual profit sharing bonus and the use of long-term incentives (primarily restricted shares and stock options), combined with the absence of a pension plan or executive retirement program. In order to achieve long-term growth in personal compensation and create retirement equity, Executive Management must achieve long-term growth in profitability.

            The centrality of profitability to our customary executive compensation program reflects its importance in our unique entrepreneurial corporate culture, which is reflected in part in our Corporate Constitution. The Corporate Constitution defines the rights of different constituencies to share in our profits, including shareholders, employees, management, Magna itself (through investments in research and development) and the communities in which we operate. In the case of shareholders, such profit sharing is achieved through the distribution in the form of dividends of a minimum of: (a) 10% of our after-tax profits for a fiscal year; and (b) on average, 20% of our after-tax profits for the fiscal year and the two immediately preceding fiscal years. In the case of employees and management, profit sharing is in the form of profit sharing bonuses of 10% of qualifying pre-tax profit for eligible employees and a maximum of 6% of pre-tax profit before profit sharing for Corporate Management. To ensure Magna's long-term viability, the Corporate Constitution designates a minimum of 7% of our pre-tax profit for research and development. Finally, a maximum of 2% of our pre-tax profits is allocated to political, patriotic, philanthropic, charitable, educational, scientific, artistic, social or other purposes to support the basic fabric of society.

Key Drivers of Profitability

            The key factors driving profitability in our business include levels of light vehicle production, particularly in North America and Europe, together with:

  •
  overall sales levels;

  •
  operating costs;

  •
  restructuring and impairment charges, as well as unusual or significant items;

  •
  improvements in underperforming businesses;

  •
  new product launches;

  •
  start-up costs relating to new facilities;

  •
  investments in new or developing markets; and

  •
  investments in innovation.

Magna's 2010 Performance

            During 2010, the automotive industry generally, and North America in particular, experienced a significant recovery from the recession which began in the second half of 2008. North American light vehicle production levels increased 39% compared to the historically low level of production experienced in 2009, while European light vehicle production levels increased 12% compared to 2009. Our total sales increased 39% compared to 2009, while our operating income increased by $1.7 billion to $1.2 billion, compared to a loss of $511 million in 2009. Our 2010 financial results reflect improved levels of light vehicle production in North America and Europe, as well as the benefit of our efforts:

  •
  over the last few years to restructure, right-size and otherwise reduce costs across Magna; and

  •
  to improve underperforming operations around the world.

We believe that much of the success we achieved in 2010 can be attributed to the incentives created by our executive compensation program. As a result of our strong financial and operating performance in 2010, total compensation for our Named Executive Officers increased compared to 2009. The largest component of this increase in total compensation is reflected in the annual profit sharing bonuses paid in respect of 2010.

COMPENSATION OBJECTIVES

            In addition to motivating Executive Management to achieve profitability, our executive compensation program seeks to:

  •
  attract and retain a highly skilled, entrepreneurial, global executive team;

  •
  appropriately recognize and reward collective and individual contribution to our success;

  •
  directly link executive compensation to corporate performance;

  •
  minimize fixed compensation costs;

  •
  align the interests of our executive team with the interests of our shareholders; and

  •
  ensure that we deliver a package of total compensation which is competitive when compared to an appropriate comparator group of companies with global businesses.

            At times, the CGCC may give priority to one or more of the above objectives over others. In these circumstances, the CGCC will generally give priority to the objective of attracting, retaining and motivating skilled executives, typically by ensuring that total compensation is competitive when compared to companies in our peer group. The CGCC believes that this approach is most likely to create long-term value for shareholders and that the failure to retain a highly skilled executive team could harm our ability to create long-term shareholder value.

NAMED EXECUTIVE OFFICERS

            For 2010, our Named Executive Officers consisted of:

Frank Stronach	Chairman
Donald J. Walker	Chief Executive Officer
Siegfried Wolf	Co-Chief Executive Officer
Belinda Stronach	Executive Vice-Chairman
Vincent J. Galifi	Executive Vice-President and Chief Financial Officer
Jeffrey O. Palmer	Executive Vice-President and Chief Legal Officer

            In the discussion which follows, we use the term "Named Executive Officers" to refer to all of the above officers and "Executive Management" to refer to our Named Executive Officers other than our Chairman.

            During 2010, we experienced the following changes among our Named Executive Officers:

Siegfried Wolf	resigned as Co-Chief Executive Officer effective November 15, 2010
Donald J. Walker	appointed Chief Executive Officer effective November 15, 2010, prior to which he was Co-Chief Executive Officer
Belinda Stronach	resigned as Executive Vice-Chairman effective December 31, 2010

            Frank Stronach is not employed by us. Magna and certain of its subsidiaries are parties to consulting, business development and business services agreements with Mr. Stronach and certain entities affiliated with him. In connection with the Arrangement, these agreements were amended to:

  •
  extend the expiry dates from December 31, 2010 to December 31, 2014, after which they will automatically terminate; and

  •
  establish a declining fee schedule for the remaining term,

as described in more detail under "Management Contracts".

            Belinda Stronach was not employed by us during 2010, but instead provided services to us through an affiliated entity under a business services agreement, which was terminated effective as of December 31, 2010. Refer to "Management Contracts" for details relating to our former business services agreement with Belinda Stronach and "Termination and Change in Control Benefits" for the terms on which such agreement was terminated.

ELEMENTS OF COMPENSATION

            Our compensation program for members of Executive Management customarily consists of three core elements: a base salary, an annual profit sharing bonus and long-term incentives, as depicted in the following diagram:

Short-Term		Medium-Term	Long-Term

Base Salary	Annual Profit Sharing Bonus "At risk"		Long-Term Incentives "At risk"

	Cash	Restricted Stock Units	Stock Options	Restricted Shares

Below industry standards	2/3 of annual profit-sharing bonus	1/3 of annual profit-sharing bonus	Term: 7-10 yrs Vesting: 3-7 yrs	Qualifying Period: 3-5 yrs Release Period: 10 yrs

Cash		Non-Cash

            Details of each of the elements of our executive compensation program are as follows:

Base Salaries

            Historically, base salaries for Executive Management were relatively nominal and were not increased on an annual basis. The decision to maintain relatively low base salaries reflects the importance placed on variable compensation in order to maximize the incentive of each executive to achieve: consistent profitability to ensure stable levels of annual compensation; and long-term growth in profitability to achieve long-term compensation growth.

            In 2010, base salaries were increased from $100,000/$110,500 to $300,000/$310,500, but remained well below the 25th percentile for comparable positions in our peer group. In 2010, Frank Stronach was not paid a base salary, but did receive $200,000 for service as Chairman of the Board. Belinda Stronach did not receive a base salary, but did receive $948,000 in fixed fees, of which $310,500 was analogous to the base salaries received by other members of Executive Management in North America. The compensation for Mr. Stronach's service as Chairman and the portion of Ms. Stronach's fixed fees which were analogous to base salary are reported under "Salary" in the Summary Compensation Table.

            Base salaries for Executive Management in 2010 were as follows, with such amounts also reported under "Salary" in the Summary Compensation Table:

NAME	BASE SALARY ($)

Donald J. Walker	310,500

Siegfried Wolf	262,500

Belinda Stronach	310,500

Vincent J. Galifi	310,500

Jeffrey O. Palmer	310,500

Total	1,504,500

            Siegfried Wolf's base salary was pro rated to November 15, 2010, the effective date of his resignation. Had he been employed with us for the full year, his salary would have been $300,000, which is lower than Donald Walker's by $10,500 because Mr. Wolf was entitled to the use of company vehicles while employed by us, as discussed below under "Benefits and Perks".

Annual Profit Sharing Bonus

            Annual profit sharing bonuses for each member of Executive Management are based on a fixed percentage of Magna's Pre-Tax Profits Before Profit Sharing (as defined in our Corporate Constitution). Profit sharing starts from the first dollar of Pre-Tax Profit Before Profit Sharing and is not subject to a cap (in dollars), in order to maximize each Named Executive Officer's incentive to achieve profitability. However, the Corporate Constitution limits aggregate profit sharing bonuses for members of management who share in Magna's Pre-Tax Profits Before Profit Sharing to a maximum of 6% of Pre-Tax Profits Before Profit Sharing for that fiscal year.

            The annual profit sharing bonus for Executive Management is typically paid quarterly in arrears. Instalments for the first three quarters are based on actual Pre-Tax Profits Before Profit Sharing for the year to date, less a "holdback". In connection with Board approval of our annual financial statements in respect of the full fiscal year, we calculate the actual profit sharing bonus entitlement for the year and deduct from such amount the instalments paid in respect of the first three fiscal quarters, with the difference being paid as the final instalment. A portion of the annual profit sharing bonus for Executive Management is deferred in the form of restricted stock units ("Incentive RSUs"), as discussed under "Partial Deferral".

            As discussed under "Determination of Amounts of Compensation - Our Founder" and "Management Contracts", the profit sharing percentage attributable to Frank Stronach and his affiliated entities for 2010 was 3.00%. As a result, the profit sharing bonus paid to Frank Stronach and his affiliated entities was $40,690,770, the entire such amount having been paid in cash. Details of the annual profit sharing bonuses paid to Executive Management in respect of 2010 are as follows, with the cash portion of the profit sharing bonus also reported under "Non-Equity Incentive Plan Compensation - Annual" and the Incentive RSU portion reported under "Share-Based Awards" in the Summary Compensation Table:

NAME	PROFIT SHARING (%)	CASH PORTION OF PROFIT SHARING BONUSES ($)	INCENTIVE RSU PORTION OF PROFIT SHARING BONUS(1) ($)	TOTAL ANNUAL PROFIT SHARING BONUS ($)

Donald J. Walker	0.75	9,542,360	630,330	10,172,690

Siegfried Wolf	0.75	9,227,190	-	9,227,190

Belinda Stronach	0.50	6,781,800	-	6,781,800

Vincent J. Galifi	0.30	3,816,940	252,130	4,069,070

Jeffrey O. Palmer	0.225	2,862,710	189,100	3,051,810

Total	2.525	32,231,000	1,071,560	33,302,560

Note:

1.
As discussed further below under "Partial Deferral", Incentive RSUs were reintroduced commencing in respect of the fourth quarter of 2010.

            Profit sharing percentages for Named Executive Officers were not adjusted following the resignations of Siegfried Wolf and Belinda Stronach. Additionally, the profit sharing percentage payable to Frank Stronach and his affiliated entities under the consulting, business development and business services agreements discussed under "Management Contracts" will decline for each of the four years ending December 31, 2014, at which time they will no longer share in our profits. As a result, the total percentage of our Pre-Tax Profits Before Profit Sharing paid to our Named Executive Officers is expected to decline in coming years.

    Definition of "Pre-Tax Profits Before Profit Sharing"

            "Pre-Tax Profits Before Profit Sharing" as defined in our Corporate Constitution represents the profit pool used to determine each Named Executive Officer's profit sharing bonus. This amount is calculated by taking the Net Income or Net Loss set forth in our audited consolidated income statement and adjusting it to:

  •
  deduct extraordinary gains or gains arising from the disposal of existing businesses or fixed assets; and

  •
  add back the provisions for income taxes and minority interests or to deduct the recoveries for income taxes and minority interests;

in each case, as set forth in our audited consolidated income statement, and further adjusting to:

  •
  add back the 10% of Employee Pre-Tax Profits Before Profit Sharing (as defined in the Corporate Constitution) in respect of our Employee Equity Participation and Profit Sharing Plan and our obligations under our Employee Pension Plan.

    Partial Deferral

            Under our executive compensation program, 2/3 of Executive Management's annual profit sharing bonus is typically paid in cash, with 1/3 paid in the form of Incentive RSUs.

            Incentive RSUs are fully vested when they are credited to an executive's Incentive RSU account and are automatically redeemed as of December 15 of the second year following the year in which the Incentive RSUs were credited. The value of Incentive RSUs is directly linked to our share price and, as a result, the deferral of a portion of the annual profit sharing bonus in the form of Incentive RSUs serves to align management and shareholder interests over the medium term. Dividend equivalents on Incentive RSUs, if any, are paid quarterly in cash.

            As disclosed in the proxy circular relating to our 2010 annual and special meeting of shareholders, Incentive RSUs were temporarily discontinued commencing in respect of 2008 due to the exceptional economic and industry circumstances that began in the second half of that year. During 2010, the CGCC determined that it was appropriate to reinstate the deferral of 1/3 of Executive Management's annual profit sharing bonus in the form of Incentive RSUs, commencing in respect of the fourth quarter of 2010. Since Siegfried Wolf had resigned prior to the CGCC's decision, the reinstatement of Incentive RSUs did not apply to him. The Incentive RSU reinstatement also did not apply to Belinda Stronach due to the termination of the business services agreement between Magna and her affiliated entity.

            The grant date fair value of Incentive RSUs represents the dollar value of the profit sharing bonus amount which has been deferred in the form of Incentive RSUs. For 2010, this amount is the dollar value of 1/3 of the profit sharing bonus attributable to the fourth quarter of 2010. The number of Incentive RSUs is determined by dividing the grant date fair value by the weighted average of the closing prices for our Common Shares on the NYSE for the 20 trading days ending on December 31, 2010. The number of Incentive RSUs granted in 2010 and their grant date fair value are as follows, with the grant date fair value also being reported under "Share-Based Awards" in the Summary Compensation Table:

NAME	NO. OF INCENTIVE RSUS (#)	INCENTIVE RSU PORTION OF PROFIT SHARING BONUS ($)

Donald J. Walker	12,318	630,330

Vincent J. Galifi	4,927	252,130

Jeffrey O. Palmer	3,695	189,100

Total	20,940	1,071,560

    Effect of Impairments and Charges

            Asset impairments and restructuring charges directly reduce Pre-Tax Profits Before Profit Sharing and thus the compensation paid to Named Executive Officers. This outcome is desirable since it reinforces the link between pay and performance.

    Clawback

            In the event of a restatement of our financial statements (other than by reason of a retroactive change in accounting policies) which reduces Pre-Tax Profits Before Profit Sharing, the applicable portion of the annual profit sharing bonus must be refunded by the Named Executive Officers based on a recalculation of Pre-Tax Profits Before Profit Sharing.

Bonus RSUs

            In the course of its regular review of executive compensation matters in February 2011, the CGCC considered and recommended for approval, and the Board approved, a special, one-time grant of RSUs (the "Bonus RSUs") to two members of Executive Management, Vincent Galifi and Jeffrey Palmer. The CGCC's decision to award the Bonus RSUs was based on the extraordinary contribution made by these two members of Executive Management in 2010 in addition to their regular duties, which the CGCC believed deserved recognition. The Bonus RSUs are redeemable in December 2012, by delivery of either Common Shares or cash equal to the redemption value, which is calculated in the same manner as Incentive RSUs. The grant date fair value of the Bonus RSUs, based on the NYSE closing price of our Common Shares on February 25, 2010, is as follows and such amounts are also included in the amounts reported under "Share-Based Awards" in the Summary Compensation Table.

	NO. OF BONUS RSUs ($)	GRANT DATE FAIR VALUE ($)

Vincent J. Galifi	18,000	905,760

Jeffrey O. Palmer	18,000	905,760

Long-Term Incentives

            The long-term incentives available under our compensation program consist of restricted shares and stock options.

    Restricted Shares

            We maintain long-term retention arrangements with most members of our Executive Management, under which restricted shares have from time to time been awarded to the applicable executives. Restricted share grants are not made annually and no restricted share awards were made in 2010.

            The goals of the restricted share arrangements are to:

  •
  provide a tool for long-term retention;

  •
  provide retirement equity for members of Executive Management;

  •
  facilitate significant share ownership and equity exposure; and

  •
  enhance Executive Management's incentive to create long-term shareholder value.

            The restricted share arrangements typically involve a purchase by us of our Common Shares on the open market, followed by the award of those shares to the executive based on a discounted value. In a number of historic grants, restricted share arrangements involved the payment of a bonus to the executive, which was used to purchase the restricted shares from us at a discounted value. The discount applied to the value of the restricted shares reflects the nature of the restrictions and the respective lengths of the qualifying and release periods and is based on a valuation performed by PricewaterhouseCoopers LLP. The discounted value of the restricted shares is included in the executive's income for income tax purposes in the case of restricted shares which were awarded to (not purchased by) an executive. As a result, the executive must pay the income tax liability on the discounted value of the restricted shares in respect of the year of grant; however, the restricted shares remain subject to forfeiture in the circumstances discussed below. We do not provide an income tax gross-up in respect of the restricted shares.

            Restricted shares vest immediately on award, but are subject to a three to five-year qualifying period followed by a ten-year release period. During the qualifying period, some or all of the restricted shares are subject to forfeiture where:

  •
  the executive ceases to be employed by us throughout the full qualifying period;

  •
  Magna's capital expenditures exceed 50% of its EBITDA without Board approval;

  •
  the executive breaches the non-competition, non-solicitation or confidentiality restrictions in his or her employment contract; or

  •
  the executive fails to devote his or her full time and attention to Magna's business while employed by us.

            No restricted shares have been granted to Frank Stronach or Belinda Stronach. The total number of restricted shares (adjusted to reflect the Stock Split) awarded to, or purchased by, the remaining Named Executive Officers prior to 2010, including the number which were unreleased as of December 31, 2010 and the market value of the unreleased restricted shares based on the NYSE closing price of our Common Shares on such date, were as follows:

NAME	TOTAL RESTRICTED SHARES GRANTED (#)	UNRELEASED RESTRICTED SHARES (#)	MARKET VALUE OF UNRELEASED RESTRICTED SHARES AS OF 12/31/10 ($)

Donald J. Walker	292,074	233,658	12,150,216

Siegfried Wolf	690,908	467,634	24,316,968

Vincent J. Galifi	140,424	95,332	4,957,264

Jeffrey O. Palmer	70,000	70,000	3,640,000

Total	1,193,406	866,624	45,064,448

As % of outstanding shares (12/31/10)	0.49%	0.36%

    Stock Options

            We also maintain an incentive stock option program, pursuant to which stock options are granted from time to time, typically with an option term of seven years and a vesting period of three years, although older option grants often had terms of ten years and vesting periods of up to seven years. Our stock options serve as a retention tool over the vesting period and a medium to long-term incentive to further align management interests with those of shareholders.

            All stock options granted prior to December 31, 2009 are governed by the terms of our 1987 Plan while options granted after that date are governed by the terms of our 2009 Plan. Both option plans are discussed in further detail under "Incentive Plan Awards".

            Stock options for Named Executive Officers are granted on the recommendation of the CGCC and approval by the Board. Stock options have not historically been granted on an annual basis, but were granted in 2009 and 2010. In determining whether to grant stock options, the CGCC typically considers various factors, including:

  •
  total compensation levels relative to our peer group;

  •
  the value of the proposed options (based on a Black-Scholes option pricing model);

  •
  value of recent option grants;

  •
  potential dilution to shareholders; and

  •
  retention considerations.

            As disclosed in the proxy circular relating to our 2010 annual and special meeting of shareholders, the CGCC recommended and the Board approved the grant of stock options to Named Executive Officers effective February 26, 2010, at an exercise price of C$60.00, which was the closing price of our shares on the TSX on that date. As a result of the Stock Split, the number of options granted was doubled and the exercise price reduced by half to C$30.00 in accordance with the terms of our 2009 Plan, solely in order to maintain a consistent economic value before and after the Stock Split. By way of example, options to acquire 50,000 shares at C$60.00 (aggregate exercise price of C$3,000,000) prior to the Stock Split were economically identical to options to acquire 100,000 shares at C$30.00 (aggregate exercise price of C$3,000,000) after the Stock Split. Accordingly, the number of options in the table below reflects the adjustments related to the Stock Split. Grant date fair value of the options granted in 2010 is determined using a Black-Scholes option pricing model as discussed in Note 2 to the Summary Compensation Table. For the stock options granted in February 2010, the grant date fair value was determined to be C$8.085 ($7.68) per share (adjusted to reflect the Stock Split). A total of 2,150,000 stock options with an aggregate grant date fair value of $16,512,000 were granted to Frank Stronach in February 2010, such options representing 0.9% of our outstanding shares as of December 31, 2010. The following options were granted to Executive Management:

NAME	NO. OF OPTIONS (#)	GRANT DATE FAIR VALUE ($)

Donald J. Walker	500,000	3,840,000

Siegfried Wolf	500,000	3,840,000

Belinda Stronach	400,000	3,072,000

Vincent J. Galifi	400,000	3,072,000

Jeffrey O. Palmer	300,000	2,304,000

Total	2,100,000	16,128,000

As % of outstanding shares (12/31/10)	0.9%

            One-third of the foregoing stock options vest on each of the first three anniversaries of the grant date. On exercise of the options and sale of the underlying shares, the net after-tax gain will be taken into account as if it was income earned in the year in which the underlying shares are sold, for purposes of the share maintenance requirements applicable to Executive Management. Additionally, in the event a member of Executive Management ceases to be employed by Magna or any of our affiliates, he or she will be required to maintain Magna Common Shares or Incentive RSUs equal to the number of shares represented by the net after-tax gain arising from such sale of underlying shares for one year following exercise.

Total Compensation Adjustments

            Solely as an extraordinary temporary measure in response to the exceptional economic and industry circumstances that began in the second half of 2008, total compensation adjustments were introduced for members of Executive Management to ensure that the compensation objectives discussed above continued to be met. While the automotive industry (particularly in North America) appeared headed towards a normal cyclical downturn in 2008 due to the impact of high oil prices and other factors, the rapid and unforeseen deterioration of the global economy triggered by the global banking and credit crisis in the second half of 2008 went significantly beyond normal industry cyclicality. A number of factors, including the reduction in consumer credit due to the seizure of global credit markets and the collapse of consumer confidence, caused a precipitous drop in global light vehicle production and sales and propelled several major automobile manufacturers into bankruptcy protection in 2009 and also materially impacted even the most successful global automobile manufacturers. The economic uncertainty which began in the second half of 2008 continued throughout 2009 and into the early part of 2010.

            Ordinarily, a decline in executive compensation as a result of reduced profitability during a normal cyclical downturn is an outcome which is desirable in order to motivate members of Executive Management to promptly take the steps required to restore profitability. However, the extreme economic and industry conditions of 2008 and 2009 combined with the prospect of minimal or no compensation due to the high degree of variability in our executive compensation program created a situation in which motivation and retention of Executive Management were significant concerns to the CGCC and Board. Accordingly, total compensation adjustments were introduced in order to ensure that the fundamental compensation objectives of our executive compensation program continued to be met. Importantly, even with the introduction of the total compensation adjustments, aggregate compensation for Named Executive Officers declined significantly between 2007 and 2008 and declined further between 2008 and 2009, maintaining some of the linkage between compensation and financial performance.

            Total compensation adjustments were first recommended by the CGCC and approved by the Board in February 2009 in respect of fiscal 2008 and 2009. Total compensation adjustments in respect of 2010 were also recommended by the CGCC and approved by the Board in February 2010. At the time of the CGCC's recommendation and the Board's approval in February 2010, economic recovery remained uncertain, but there had been indications of improvement in the economy. Accordingly, 2010 total compensation adjustments were introduced in an amount equal to 50% of the 2009 level. However, the CGCC had indicated its intention to revisit the appropriateness of the total compensation adjustments later in the year, once there was a better sense of whether the economic recovery had taken hold. In that regard, after considering Magna's performance and automotive industry conditions in the first half of 2010, the CGCC approved on September 29, 2010 the discontinuation of the 2010 total compensation adjustments effective at the end of the second quarter. As a result, actual 2010 total compensation adjustments were only 50% of the amounts approved in February 2010, except in the case of Siegfried Wolf who had previously submitted his resignation. Mr. Wolf's total compensation adjustment was pro rated to November 15, 2010, the effective date of his resignation. The actual 2010 total compensation adjustments reflected below are also reported under "All Other Compensation" in the Summary Compensation Table:

NAME	APPROVED IN FEBRUARY 2010 ($)	ACTUAL ($)

Donald J. Walker	2,100,000	1,050,000

Siegfried Wolf	2,100,000	1,837,500

Belinda Stronach	1,275,000	637,500

Vincent J. Galifi	875,000	437,500

Jeffrey O. Palmer	675,000	337,500

Total	7,025,000	4,300,000

Benefits and Perks

            Benefits payable to members of Executive Management are generally the same as those applicable to other employees in the same jurisdiction and consist of standard medical, dental and disability benefits.

            Aside from our standard benefits, we reimbursed the life insurance premiums on insurance policies for three members of Executive Management. Each of Donald Walker, Siegfried Wolf (until November 15, 2010) and Vincent Galifi maintains a life insurance policy which entitles us to be paid the accumulated cash value and the officer's beneficiaries to be paid the death benefit. The amounts reimbursed by us in respect of 2010 include an income tax gross-up and were as follows, with such amounts also reported under "All Other Compensation" in the Summary Compensation Table:

NAME	AMOUNT(1) ($)

Donald J. Walker	310,900

Siegfried Wolf	330,950

Vincent J. Galifi	112,290

Total	754,140

Note:

1.
These premiums were denominated in Canadian dollars and converted to U.S. dollars based on the BoC noon spot rate on December 31, 2010, in the case of Mr. Walker and Mr. Galifi; the premium was denominated in Euros and converted to U.S. dollars based on the BoC noon spot rate on such date (EUR 1.00 = $1.3391) in the case of Mr. Wolf.

            Frank Stronach and Siegfried Wolf (until November 15, 2010) were each entitled to usage of dedicated company vehicles. In recognition of the value of this benefit to Siegfried Wolf, his base salary was $10,500 lower than Donald Walker's in 2010.

            During 2010, Named Executive Officers were also allowed some personal use of certain corporate assets, including aircraft and certain corporate facilities, pursuant to the terms and conditions of policies established by the CGCC. In the case of use of corporate aircraft, Named Executive Officers are charged and must reimburse 150% of the equivalent business class airfare for the same route. The difference between the aggregate variable operating cost and the amount reimbursed is reflected as a perk and is disclosed under "All Other Compensation" in the Summary Compensation Table. To determine the aggregate variable operating cost for operating the aircraft on a personal use flight, we add together all variable costs for operating the aircraft over the year, including fuel, maintenance, customs charges, landing and handling fees, data and communication charges and any other similar costs and divide that sum by the total number of hours flown during the year, to calculate a cost per flight hour. The cost per flight hour multiplied by the number of flight hours for a personal use flight, less the amount reimbursed, represents the value of the perk. In the case of corporate facilities, market rates have been determined with reference to comparable facilities, have been approved by the CGCC and are applied to any personal usage by a Named Executive Officer. Named Executive Officers must reimburse the full per day cost for such facilities and, accordingly, there is no incremental cost to Magna for personal use of such facilities. Named Executive Officers are also entitled to access the Magna Golf Club, primarily for business purposes. Applicable charges in respect of any personal use are paid for by the Named Executive Officer at the club's regular rates.

Share Maintenance Requirement

            Each member of Executive Management is subject to a share maintenance requirement calculated as: (a) 1/3 of cash compensation in excess of Base Salary for each of the last 3 fiscal years, less income tax at a deemed rate of 50%; divided by (b) the average daily closing price on the NYSE of Magna shares over the last three fiscal years. The net after-tax gain arising on exercise of stock options will be taken into account as if it was income earned in the year in which the underlying shares are sold, for purposes of the share maintenance requirements.

Termination/Severance

            Prior to September 2010, employment contracts for Executive Management provided for 12 months severance, with the severance payment equal to the annual average of the executive's base salary, profit sharing bonus and total compensation adjustment (if applicable), over the three fiscal years prior to the date of termination.

            In connection with a review of certain employment terms following completion of the Arrangement, the CGCC approved amended severance terms for members of Executive Management, excluding Siegfried

Wolf, who had already submitted his resignation. In the case of Belinda Stronach, because she provided services to Magna under a business services agreement, the CGCC approved amended contract termination terms which were consistent with the severance terms approved for the other members of Executive Management.

            In the course of its review, the CGCC considered comparative information prepared and presented by the CGCC's independent compensation advisor, Hay Group, which indicated that peer group severance terms ranged from 12 months to 36 months. The CGCC also considered the guidelines established by the Canadian Coalition and ISS/Riskmetrics with respect to severance arrangements. Following consideration of such information, the CGCC approved 12 months severance, plus one additional month of severance for each year employed by Magna (including any subsidiaries), up to an aggregate maximum of 24 months severance (the "Notice Period"). Additionally, the CGCC approved a change to the basis for calculating the severance payment, such that it would be based on the average of the executive's compensation (base salary, profit sharing bonus and total compensation adjustment (if applicable)) for the 12 fiscal quarters prior to the termination. Previously granted stock options that would have vested during the Notice Period, continue to vest and are exercisable by the Named Executive Officer for a period expiring on the earlier of: (a) the expiry date of such options; and (b) 12 months following the expiry of the Notice Period.

            Refer to "Termination and Change in Control Benefits" for additional information.

Change in Control Protection

            Prior to September 2010, employment contracts for Executive Management did not contain change in control protection. Following completion of the Arrangement, Magna's shares became widely held, with no single shareholder owning more than 7.5% of our outstanding shares. As a result, the CGCC considered it necessary to review employment terms in light of the changes resulting from the Arrangement and ultimately implemented limited double trigger change in control protection for members of Executive Management, excluding Siegfried Wolf, who had already submitted his resignation. In the course of its review and consideration, the CGCC considered comparative information prepared and presented by Hay Group regarding change in control protection among our peer group. The CGCC also considered the guidelines established by the Canadian Coalition and ISS/Riskmetrics with respect to change in control protection. Following consideration of such information, the CGCC approved an amendment to Executive Management employment contracts to provide that a member of Executive Management whose employment continues following a change in control will be compensated for the first eight fiscal quarters following the change in control based on his or her:

  •
  base salary; plus

  •
  an annual incentive bonus based on the profit sharing percentage in effect immediately prior to the change in control, multiplied by our Pre-Tax Profits Before Profit Sharing for such period, as set forth in the most current business plan which was in effect immediately before the change in control.

            The foregoing change recognizes that a fundamental change in the manner in which Magna's business is conducted following a change in control, including through the introduction by an acquiror of significant financial leverage, could significantly reduce our profitability due to the increased carrying cost of such debt, thus reducing or eliminating the annual profit sharing bonus for Executive Management.

    Double Trigger

            In the event that a change in control is coupled with an event constituting "good reason" (as defined below) which occurs within 18 months of the change in control and which is not cured by Magna within 60 calendar days of written notification by the Named Executive Officer:

  •
  the Named Executive Officer will be deemed to have been constructively dismissed and will be entitled to the severance described above; and

  •
  no enhanced severance is payable, but all of the Named Executive Officer's options (vested and unvested) will accelerate and become exercisable for a period which ends on the earlier of:

  •
  the expiry date of such options; and

  •
  12 months following the expiry of the Notice Period.

            Any previously granted restricted stock units would be redeemed in accordance with their original terms of grant. Previously granted restricted shares would continue to vest and be released in accordance with their original terms of grant.

            "Good reason" for purposes of the double trigger would include:

  •
  a material diminution or material adverse change in the Named Executive Officer's status or position as an executive officer of the Corporation, including the assignment to the Named Executive Officer of any duties or responsibilities which are materially inconsistent with his or her status or position;

  •
  Magna requiring the Named Executive Officer to be based anywhere other than where he or she is based at the time of the change in control, other than locations within 100 kilometres of Magna's corporate offices located in Aurora, Ontario; and

  •
  any other action by Magna which would constitute constructive dismissal at law.

Elements of Compensation Not Found in Our Program

            Our executive compensation program does not include any post-retirement benefits such as a pension plan. We contribute toward the retirement equity for members of Executive Management through restricted shares, as discussed above under "Long-Term Incentives". We believe this better aligns members of Executive Management with the long-term interests of shareholders.

DETERMINATION OF AMOUNTS OF COMPENSATION

Executive Management

            The CGCC reviews the compensation of Executive Management on an annual basis to ensure that our executive compensation practices remain consistent with the objectives of our compensation program described above. In the course of its annual review, the CGCC reviews and considers a variety of factors, including:

  •
  operational and compensation philosophies developed since our founding, such as the emphasis on entrepreneurialism, decentralization and profit sharing;

  •
  the Corporate Constitution;

  •
  the alignment of management, employee and shareholder interests to create long-term shareholder value;

  •
  corporate performance;

  •
  compensation and performance-related benchmarking data;

  •
  the recommendations of our Chief Executive Officer with respect to members of Executive Management that report to him;

  •
  the advice and recommendations of the CGCC's independent compensation consultants; and

  •
  the advice and recommendations of the CGCC's independent legal counsel.

            The CGCC does not rely solely on any one of the above factors in determining the appropriateness of compensation levels, compensation mix or any proposed changes to executive compensation. In particular, while the CGCC obtains, reviews and considers compensation and performance-related benchmarking data from its independent compensation consultants, such data is only one element considered in the CGCC's determination of compensation.

            Since the amount of the annual profit sharing bonus is a specified percentage of Pre-Tax Profits Before Profit Sharing and long-term incentives are not awarded or granted pursuant to annual award or grant programs, the key elements to be decided by the CGCC from time to time under our executive compensation program relate to:

  •
  the appropriateness of base salary levels;

  •
  the initial establishment of, or subsequent changes to, the respective profit sharing percentages of each member of Executive Management;

  •
  the determination of the amounts, if any, to be paid in the form of long-term incentives from time to time; and

  •
  in exceptional circumstances, the exercise of discretion to ensure that the underlying objectives of our executive compensation program continue to be met.

            The profit sharing percentages of individual members of Executive Management represent objective compensation measures; however, differences in profit sharing percentages between members of Executive Management are intended to reflect the following subjective factors:

  •
  their respective contributions to our historic and continued operating and financial success;

  •
  their ability to affect our strategic, operational and financial results; and

  •
  the levels of compensation needed to attract, retain and motivate skilled executives in comparable positions.

            Once established, profit sharing percentages generally remain constant from year to year.

            Following the CGCC's annual review of and recommendations with respect to executive compensation for members of Executive Management, the Independent Directors consider whether to approve the terms of such compensation.

Our Founder

            The compensation of our Chairman, Frank Stronach, reflects compensation arrangements that have evolved over several decades which recognize his special position as founder and architect of our unique, entrepreneurial corporate culture. During 2010, Mr. Stronach provided services to Magna and its subsidiaries either directly or through certain affiliated entities through the consulting, business development and business services agreements described under "Management Contracts". Prior to the completion of the Arrangement on August 31, 2010, these agreements were renewable annually in respect of the period from January 1 to December 31 of each year. During its annual review of the consulting and business development arrangements in respect of 2010, the CGCC determined to renew the agreements without amendment in respect of the January 1, 2010 to December 31, 2010 period after considering the continuing significant and strategic value to Magna of the services performed by and continuing to be performed by Mr. Stronach directly or through his affiliated entities. Following its review and recommendation in February 2010, the Independent Directors unanimously approved the renewal of existing arrangements as being fair and in the best interests of Magna.

            On May 5, 2010, Magna announced and on August 31, 2010 it completed the Arrangement, together with the amendments to the consulting, business development and business services agreements with Mr. Stronach and his affiliated entities. Mr. Stronach and his affiliated entities will continue to provide substantially the same services under the amended agreements. However, the agreements have been amended to:

  •
  extend the term of each agreement to December 31, 2014, after which time each agreement will automatically terminate;

  •
  reduce the aggregate fees payable under the agreements by 0.25% each year, from 3% in 2010 to 2.00% in 2014;

  •
  provide that, if Mr. Stronach dies or becomes permanently disabled prior to December 31, 2014, the agreements will automatically terminate as of the date of death or disability and fees will only be payable to such date; and

  •
  provide that, upon a change in control of Magna, the agreements can be terminated by Magna on no more than 60 days written notice, with the termination fees payable thereunder being the present value (using a specified discount rate) of Magna's applicable Pre-Tax Profits Before Profit Sharing based on the estimated profits for each fiscal year (or part of a fiscal year) from the termination date to December 31, 2014, having regard to Magna's then current business plan immediately before the occurrence of the change in control transaction.

            The Arrangement and related transactions, including the amendments to the consulting, business development and business services agreements described above, were approved by over 75% of our minority shareholders present in person or by proxy and entitled to vote at a special meeting held on July 23, 2010 to consider the terms of the Arrangement. The Arrangement was later approved by the Ontario Superior Court at a fairness hearing held on August 17, 2010 and an appeal of such decision to the Ontario Divisional Court was dismissed on August 30, 2010. The Arrangement was completed on August 31, 2010 and the amended consulting, business development and business services agreements took effect on such date. The fees payable under such agreements will decline over the extended term and no future review or action will be required by the CGCC in respect of such agreements.

Determination of Long-Term Incentives

            Long-term incentives awarded or granted to Named Executive Officers from time to time are determined on a case-by-case basis as needed to ensure long-term retention, promote equity ownership and exposure, to ensure competitiveness of compensation and to further align the interests of Named Executive Officers with the long-term interests of shareholders.

Exercise of Discretion

            We believe that the relative simplicity, objectivity and transparency of our executive compensation program is highly desirable. In exceptional circumstances, the CGCC may need to exercise discretion on a case-by-case basis to ensure that one or more of the underlying objectives of our program continue to be met. The CGCC's approach in this regard is consistent with the discretion exercised by Executive Management and other senior managers with respect to the compensation of profit participators at other levels of the company. As described above, in February 2010 the CGCC implemented total compensation adjustments for Executive Management in order to address the impact of continuing uncertainty regarding the strength of economic recovery, following the exceptional economic and industry circumstances that began in the second half of 2008. In September 2010, the CGCC discontinued the total compensation adjustments with effect as of the beginning of the third quarter of 2010 and reinstated Incentive RSUs with effect as of the beginning of the fourth quarter of 2010.

COMPENSATION RISK CONSIDERATIONS

            The CGCC has considered whether our executive compensation program may encourage excessive risk taking by members of Executive Management and has concluded that the risks created by any particular element of Magna's customary executive compensation program are mitigated by other elements and that the overall level of risk is reasonable in light of the potential rewards to Magna and its stakeholders, as well as the nature of both Magna's business and the automotive industry. In reviewing compensation risks, the CGCC considered the possibility that the relatively high proportion of short-term compensation paid annually, together with the relatively high proportion of cash compensation, could create incentives toward management behaviour to maximize short-term profitability. However, such incentives are mitigated by the use of a number of mechanisms to maintain a medium to long-term focus on profitability essential in a highly cyclical business like ours, including:

  •
  the deferral of 1/3 of each year's annual profit sharing bonus in the form of Incentive RSUs;

  •
  the clawback of compensation overpayments on restatement of our financial statements (other than by reason of a retroactive change in accounting policies);

  •
  significant share maintenance requirements, together with the requirement that the net after-tax gain arising on exercise and sale of stock options be taken into account as if it was income earned in the year in which the underlying shares are sold, for purposes of the share maintenance requirements;

  •
  in respect of options granted after 2008, the requirement that any member of Executive Management who leaves Magna hold for one year following exercise of stock options and sale of the underlying shares, such number of Common Shares or Incentive RSUs represented by the net after-tax gain arising from sale of the underlying shares;

  •
  stock option grants, the value of which is at-risk; and

  •
  significant equity ownership by members of Executive Management, including as a result of restricted share arrangements under which the restricted shares are:

  •
  subject to forfeiture during the qualifying (typically five-year) and lengthy (typically ten-year) release period;

  •
  at-risk, since the value is directly linked to our stock price; and

  •
  the only form of retirement equity delivered by us to Executive Management.

COMPENSATION CONSULTANTS

            In its review of executive compensation in respect of 2010, the CGCC retained Hay Group to conduct a review of total compensation arrangements for Executive Management, including the provision of independent advice with respect to the competitiveness of the 2010 total compensation in relation to our peer group discussed below.

            We paid Hay Group the following fees in respect of services provided in 2010:

	AMOUNT ($)	% OF TOTAL

Executive Compensation Services under retainer by CGCC	136,410	94%

Advisory Services under retainer by Management	8,740	6%

Total	145,150	100%

COMPENSATION BENCHMARKING

            Compensation for Executive Management in 2010 was benchmarked against a peer group consisting of the following automotive suppliers and other industrial companies:

Bayerische Motoren Werke AG	Johnson Controls Inc.
Bombardier Inc.	MAN SE
Caterpillar Inc.	Navistar International Corp.
Continental AG	PACCAR Inc.
Cummins Inc.	Parker Hannifin Corp.
Deere & Co.	Rolls-Royce Group PLC
Eaton Corp.	Salzgitter AG
Emerson Electric Co.	SNC-Lavalin Group Inc.
Illinois Tool Works Inc.	Textron Inc.
Ingersoll-Rand PLC	TRW Automotive Holdings Corp.

            Companies in the above peer group were included because they represent one or more of the following characteristics:

  •
  companies of similar size and complexity as Magna;

  •
  a mix of North American and European industrial companies;

  •
  companies which were potential competitors of Magna for executive talent; and

  •
  carryover of valid comparator companies from our previous comparator group.

            When the above peer group was developed with the assistance of Hay Group, several senior members of our management, including Siegfried Wolf, were located in Europe and maintained responsibility for our European operations. Accordingly, the CGCC considered it appropriate to include in the peer group a number of European companies which were potential competitors for our European executive talent. As a result of the resignation of Mr. Wolf and another member of our European management team, as well as the consolidation of our Chief Executive Officer role based in North America, the CGCC intends to revisit with Hay Group the continued appropriateness of the European-based companies in our peer group.

BENCHMARKING METHODOLOGY

            Direct comparisons with peer group companies can be difficult to make since our executive compensation program remains unique as compared to our peer group. Generally, our executive compensation program has been structured such that:

  •
  base salaries have been positioned well below the 25th percentile;

  •
  total cash compensation has been positioned at or above the 75th percentile; and

  •
  total compensation has been positioned at or above the 75th percentile.

            Benchmarking total cash compensation and total compensation at or above the 75th percentile is viewed as appropriate since our revenues, being a key indicator of size and complexity, were approximately at the 75th percentile of the peer group used in respect of 2010 compensation benchmarking.

            Hay Group presented benchmarking data to the CGCC relating to compensation mix and quantum for each member of Executive Management. Consistent with past practice, the CGCC targeted 2010 total compensation for each member of Executive Management approximately at or above the 75th percentile of total compensation for named executive officers of equivalent function or ranking in our 2010 peer group.

SHARE PERFORMANCE GRAPH

            The following graph compares the yearly total cumulative shareholder return (assuming reinvestment of dividends) for C$100 invested in Magna Common Shares on the TSX on December 31, 2005, with the cumulative return of the S&P/TSX Total Return Composite Index during the five years ended December 31, 2010. The yearly total cumulative shareholder return (assuming reinvestment of dividends) for $100 invested in Magna Common Shares on NYSE on December 31, 2005 is also shown, since we believe that movements in our stock price on NYSE are more reflective of our relative stock price performance versus our North American-based peers (substantially all of which trade in U.S. dollars) and since our stock price on NYSE is not impacted by currency exchange fluctuations between Canadian and U.S. dollars.

FISCAL YEARS	DECEMBER 31, 2006	DECEMBER 31, 2007	DECEMBER 31, 2008	DECEMBER 31, 2009	DECEMBER 31, 2010

Magna Common (TSX)	C$114.00	C$98.70	C$46.30	C$67.50	C$132.90

S&P/TSX Total Return	C$117.30	C$128.80	C$86.30	C$116.50	C$137.00

Magna Common (NYSE)	$114.20	$115.60	$44.00	$74.80	$155.50

            The total cumulative shareholders' return for the five years ended December 31, 2010 of C$100 invested in Magna's Common Shares (TSX) was C$132.90, compared to C$137.00 for the S&P/TSX Total Return Composite Index.

            Our total Named Executive Officer compensation should not necessarily be expected to correlate closely to total cumulative shareholder return since such compensation is determined primarily by reference to realized profitability. While share prices reflect forward-looking expectations relating to a variety of general and company-specific factors, including expectations as to corporate performance, our Named Executive Officer compensation is calculated based on actual profitability. Based on the foregoing, the trend reflected in the total cumulative shareholders' return of our Common Shares on NYSE in the graph above compares as follows with our total Named Executive Officer compensation for the same period, in each case indexed to December 31, 2005:

  •
  although total shareholder return of Magna Common Shares on NYSE increased in each of 2006 and 2007 relative to 2005, total compensation for Named Executive Officers:

  •
  decreased in 2006 compared to 2005, primarily as a result of decreased profitability; and

  •
  increased in 2007 compared to 2005 due to both increased profitability and higher profit sharing percentages for certain Named Executive Officers;

  •
  total shareholder return of Magna Common Shares on NYSE decreased significantly in 2008 compared to 2005, as did total Named Executive Officer compensation. The decrease in compensation closely corresponded to the decrease in total shareholder return in 2008;

  •
  while total shareholder return of Magna Common Shares on NYSE for 2009 remained lower than for 2005, there was a partial recovery from the low experienced in 2008. However, total Named Executive Officer compensation continued to decline in 2009 compared to 2008 and remained substantially lower than 2005 levels. The continued decline in Named Executive Officer compensation in 2009 is due to the fact that Magna generated a net loss in 2009 and thus no profit-based compensation was paid;

  •
  total shareholder return of Magna Common Shares on NYSE increased significantly in 2010 as compared to 2005, as a result of strong operating and financial performance and the completion of the Arrangement, as well as general economic factors. Total Named Executive Officer compensation also increased significantly in 2010 compared to both 2009 and 2005, primarily as a result of increased profitability, as well as stock option grants.

SUMMARY COMPENSATION TABLE

            The following table sets forth a summary of all compensation earned in respect of 2010, 2009 and 2008 by the individuals who were our Named Executive Officers in respect of 2010. All amounts are presented in U.S. dollars and any applicable amounts in other currencies have been converted to U.S. dollars.

						NON-EQUITY INCENTIVE PLAN COMPENSATION ($)

NAME AND PRINCIPAL POSITION		YEAR	SALARY ($)	SHARE- BASED AWARDS(1) ($)	OPTION- BASED AWARDS(2) ($)	ANNUAL(3) ($)	LONG- TERM ($)	PENSION VALUE ($)	ALL OTHER COMPENSATION ($)	TOTAL COMPENSATION ($)

EXECUTIVE	Donald J. Walker	2010	310,500	630,330	3,840,000	9,542,360	NIL	NIL	1,400,670(4)	15,723,860
MANAGEMENT	Chief Executive	2009	110,500	NIL	867,000	NIL	NIL	NIL	4,534,290(4)	5,511,790
	Officer	2008	110,500	NIL	NIL	2,613,000	NIL	NIL	3,135,320(4)	5,858,820

	Siegfried Wolf	2010	262,500	NIL	3,840,000	9,227,190	NIL	NIL	2,251,910(5)	15,581,600
	(former) Co-Chief	2009	100,000	NIL	867,000	NIL	NIL	NIL	4,625,830(5)	5,592,830
	Executive Officer	2008	100,000	NIL	NIL	2,613,000	NIL	NIL	3,066,980(5)	5,779,980

	Belinda Stronach	2010	310,500	NIL	3,072,000	6,781,800	NIL	NIL	10,203,880(6)	20,368,180
	(former) Executive	2009	110,500	NIL	578,000(13)	NIL	NIL	NIL	2,631,980(6)	3,320,480
	Vice-Chairman	2008	110,500	NIL	NIL	1,742,000	NIL	NIL	1,975,300(6)	3,827,800

	Vincent J. Galifi	2010	310,500	1,157,890	3,072,000	3,816,940	NIL	NIL	560,460(7)	8,917,790
	Executive Vice-	2009	110,500	NIL	578,000	NIL	NIL	NIL	1,864,970(7)	2,553,470
	President and	2008	110,500	NIL	NIL	1,045,210	NIL	NIL	1,471,030(7)	2,626,740
	Chief Financial Officer

	Jeffrey O. Palmer	2010	310,500	1,094,860	2,304,000	2,862,710	NIL	NIL	359,730(8)	6,931,800
	Executive Vice-	2009	110,500	NIL	578,000	NIL	NIL	NIL	1,395,580(8)	2,084,080
	President and Chief	2008	110,500	NIL	NIL	783,900	NIL	NIL	831,280(8)	1,725,680
	Legal Officer

OTHER	Frank Stronach	2010	200,000	NIL	16,512,000	40,690,770	NIL	NIL	2,612,510(9)	60,015,280
	Chairman	2009	200,000	NIL	1,589,500	NIL	NIL	NIL	197,230(9)	1,986,730
		2008	200,000	NIL	NIL	8,152,000	NIL	NIL	2,494,900(9)	10,846,900

Notes:

1.
Amounts disclosed in this column represent the grant date fair value of Incentive RSUs, which represent 1/3 of the annual profit sharing bonus, if any. For 2010, amounts disclosed in this column for Vincent Galifi and Jeffrey Palmer also include the value of the Bonus RSUs discussed under "Elements of Compensation - Bonus RSUs".

2.
Amounts disclosed in this column represent the grant date fair value of stock options, determined using the Black-Scholes option pricing model. This model requires the input of a number of assumptions, including expected dividend yields, expected stock price volatility, expected time until exercise and risk-free interest rates. Although the assumptions used reflect our best estimates, they involve inherent uncertainties based on market conditions generally outside Magna's control. If other assumptions are used, the stock option value disclosed could be significantly impacted. Disclosure of the value of stock options in our financial statements is also based on the grant date fair value determined using the Black-Scholes option pricing model and amortized to compensation expense from the effective date of the grant to the final vesting date in selling, general and administrative expense, with a corresponding increase to contributed surplus. As stock options are exercised, the proceeds received on exercise, in addition to the portion of the contributed surplus balance related to those stock options, is credited to Common Shares and released from contributed surplus.

    The weighted average assumptions used in measuring the fair value of stock options granted in 2010 and 2009 and the compensation expense we recorded in selling, general and administrative expense in our financial statements are as follows:

	2010	2009

Risk-free interest rate	2.34%	1.66%

Expected dividend yield	2.00%	2.00%

Expected volatility	35%	31%

Expected time until exercise	4.5 years	4 years

Grant Date Fair Value per share (post-Stock Split)	C$8.085 / $7.68	C$3.60 / $2.89

    Option terms applicable to Donald Walker, Belinda Stronach, Vincent Galifi and Jeffrey Palmer were modified during 2010 in order to give effect to the changes discussed under "Elements of Compensation - Change in Control Protection". In the case of these members of Executive Management, such modification did not result in any incremental amount for compensation disclosure purposes (as the complete Black-Scholes value has been disclosed in the column), nor any charge to compensation expense for accounting purposes. As disclosed under "Termination and Change in Control Benefits", option terms applicable to Siegfried Wolf were modified in connection with his resignation and transition arrangements and option terms applicable to Belinda Stronach were further modified in connection with her resignation. While such modifications to the option terms applicable to Mr. Wolf and Ms. Stronach in connection with their respective resignations did not result in any incremental amount for compensation disclosure purposes (as the complete Black-Scholes value has been disclosed in the column), such modifications did result in one-time accounting charges to compensation expense of $9.4 million and $3.5 million, respectively. These accounting charges represent the Black-Scholes value of the options at the date of modification, net of the previously expensed compensation cost.

3.
Amounts disclosed in this column represent the 2/3 cash portion of the annual profit sharing bonus, if any.

4.
These amounts are comprised of:

DESCRIPTION	2010 ($)	2009 ($)	2008 ($)

Total Compensation Adjustment	1,050,000	4,200,000	2,800,000

Dividend equivalents paid on Incentive RSUs	NIL	5,870	56,810

Amounts reimbursed by Magna in respect of premiums paid by Mr. Walker on a life insurance policy, grossed-up for income tax	310,900	295,460	252,510

Personal use of corporate aircraft	39,770	32,960	26,000

Total	1,400,670	4,534,290	3,135,320

5.
These amounts are comprised of:

DESCRIPTION	2010 ($)	2009 ($)	2008 ($)

Total Compensation Adjustment	1,837,500	4,200,000	2,800,000

Dividend equivalents paid on Incentive RSUs	NIL	5,870	56,810

Amounts reimbursed by Magna in respect of premiums paid by Mr. Wolf on a life insurance policy, grossed-up for income tax	330,950	369,030	NIL

Annual premium paid by Magna or its subsidiaries on a life insurance policy for Mr. Wolf	NIL	NIL	158,310

Company vehicles	26,330	35,040	44,760

Personal use of corporate aircraft	57,130	15,890	7,100

Total	2,251,910	4,625,830	3,066,980

6.
These amounts are comprised of:

DESCRIPTION	2010 ($)	2009 ($)	2008 ($)

Total Compensation Adjustment	637,500	2,550,000	1,850,000

Dividend equivalents paid on Incentive RSUs	NIL	3,050	20,390

Personal use of corporate aircraft	171,170	78,930	104,910

Business Services Agreement termination fee(a)	9,395,210	NIL	NIL

Total	10,203,880	2,631,980	1,975,300

Notes:

(a)
Refer to "Termination and Change in Control Benefits" and "Management Contracts - Business Services Agreement".

7.
These amounts are comprised of:

DESCRIPTION	2010 ($)	2009 ($)	2008 ($)

Total Compensation Adjustment	437,500	1,750,000	1,350,000

Dividend equivalents paid on Incentive RSUs	NIL	2,430	24,860

Amounts reimbursed by Magna in respect of premiums paid by Mr. Galifi on a life insurance policy, grossed-up for income tax	112,290	106,720	91,210

Personal use of corporate aircraft	10,670	5,820	4,960

Total	560,460	1,864,970	1,471,030

8.
These amounts are comprised of:

DESCRIPTION	2010 ($)	2009 ($)	2008 ($)

Total Compensation Adjustment	337,500	1,350,000	800,000

Dividend equivalents paid on Incentive RSUs	NIL	1,590	14,450

Personal use of corporate aircraft	22,230	43,990	16,830

Total	359,730	1,395,580	831,280

9.
These amounts are comprised of:

DESCRIPTION	2010 ($)	2009 ($)	2008 ($)

Consulting Fee	2,300,000	NIL	2,300,000

Company vehicles	61,540	49,500	67,270

Personal use of corporate aircraft	250,970	147,730	127,630

Total	2,612,510	197,230	2,494,900

EMPLOYMENT CONTRACTS

            During 2010, each of Donald Walker, Siegfried Wolf, Vincent Galifi and Jeffrey Palmer was subject to an employment agreement which specifies his base salary and profit sharing percentage, the portion of the profit sharing percentage which will be paid in Incentive RSUs and total compensation adjustment, in addition to the following standard terms:

  •
  Clawback:  requiring the refund of the applicable portion of the annual profit sharing bonus, in the event of a restatement of our financial statements (other than by reason of a retroactive change in accounting policies) as described under "Compensation Discussion and Analysis - Elements of Compensation - Annual Profit Sharing Bonus - Clawback";

  •
  Share Maintenance:  mandating maintenance of the number of shares required by the share maintenance formula discussed under "Compensation Discussion and Analysis - Elements of Compensation - Share Maintenance Requirement";

  •
  Benefits:  providing for standard benefits discussed under "Compensation Discussion and Analysis - Elements of Compensation - Benefits and Perks";

  •
  Termination and Change in Control:  specifying the basis on which we can terminate his employment contract, as discussed under "Compensation Discussion and Analysis - Elements of Compensation - Termination/Severance"; and

  •
  Restrictive Covenants:  committing him to a 12-month non-solicitation and non-competition period following termination of employment.

            The employment agreement in place with each of these members of Executive Management was originally approved by the CGCC effective as of January 1, 2008. Such agreements were subsequently amended: effective as of January 1, 2009, to reflect the total compensation adjustments implemented in respect of 2008 and 2009; effective as of January 1, 2010, to reflect the total compensation adjustments implemented in respect of 2010; and effective as of October 1, 2010, to reflect the discontinuation of the 2010 total compensation adjustments effective at the end of the second quarter of 2010, reintroduction of Incentive RSUs effective beginning in the fourth quarter of 2010, as well as the changes to the termination provision and addition of change in control protection. All such amendments were approved by the CGCC.

INCENTIVE PLAN AWARDS

            We currently have two incentive stock option plans in effect:

  •
  the 2009 Plan, which was adopted by our shareholders on May 6, 2010; and

  •
  the 1987 Plan, which was adopted by shareholders on December 10, 1987, and subsequently amended on May 18, 2000 and May 10, 2007.

            Upon adoption of the 2009 Plan, new grants under the 1987 Plan were frozen, but all outstanding options were permitted to continue to vest and be exercisable in accordance with their terms.

            In 2005, we privatized our three former "spincos" - Tesma International Inc. ("Tesma"), Decoma International Inc. ("Decoma") and Intier Automotive Inc. ("Intier"). In connection with these three privatizations, outstanding options of Tesma, Decoma and Intier were converted into Magna replacement options, with the outstanding number of such options as of December 31, 2010 and the Record Date reflected in the table below.

            Under both Magna option plans, stock options may be granted to employees and non-employee directors of, as well as consultants to, Magna and its subsidiaries. The CGCC administers the option plans in respect of grants to employees and consultants, while the Board administers grants to directors. The maximum number of Common Shares:

  •
  issued to Magna "insiders" within any one-year period; and

  •
  issuable to Magna insiders at any time under the option plans and any other security-based compensation arrangements (as defined in the TSX Company Manual),

cannot exceed 10% of our total issued and outstanding Common Shares, respectively. Exercise prices are determined at the time of grant, but cannot be less than the closing price of a Common Share on the TSX (for options denominated in Canadian dollars) or NYSE (for options denominated in U.S. dollars) on the trading day immediately prior to the date of grant. Under the 2009 Plan, options granted to employees and consultants vest in equal proportions on each of the first three anniversaries of the grant date, unless otherwise determined by the CGCC. Subject to accelerated expiry in certain circumstances, options granted under the 2009 Plan expire seven years after grant, unless otherwise determined by the CGCC. Vesting and expiry terms for grants under the 1987 plan vary. On cancellation or surrender of options under the two option plans, the underlying shares are added back to the number of Common Shares reserved for issuance and are available for re-grant.

            Both the 2009 Plan and the 1987 Plan are available on our website (www.magna.com).

EQUITY COMPENSATION PLAN INFORMATION

            As of December 31, 2010 and the Record Date, compensation plans under which our Common Shares are authorized for issuance are as follows:

PLAN CATEGORY	NUMBER OF SECURITIES TO BE ISSUED UPON EXERCISE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		WEIGHTED-AVERAGE EXERCISE PRICE OF OUTSTANDING OPTIONS, WARRANTS AND RIGHTS		NUMBER OF SECURITIES REMAINING AVAILABLE FOR FUTURE ISSUANCE UNDER EQUITY COMPENSATION PLANS

	12/31/2010 (#)	Record Date (#)	12/31/2010 ($)	Record Date ($)	12/31/2010 (#)	Record Date (#)

Equity compensation plans approved by securityholders:
1987 Plan	4,341,670	3,391,336			-	-
2009 Plan	6,341,000	6,224,333			9,659,000	9,659,000
Magna replacement options - Decoma	72,650	64,378			-	-
Magna replacement options - Intier	385,810	384,210			-	-
Magna replacement options - Tesma	1,320	1,320			-	-

Total	11,142,450	10,065,577	C$34.22	C$33.07	9,659,000	9,659,000

            Key stock option plan metrics were as follows as of December 31, 2010, inclusive of all Magna replacement options:

Overhang:	Represents the maximum potential dilution to shareholders from both options available for grant and those previously granted, but not yet exercised.	8.6%

Dilution:	Represents the potential dilution to shareholders from stock options previously granted, but not yet exercised.	4.6%

Burn Rate:	Represents the proportion of outstanding shares represented by options granted in 2010.	2.6%

OUTSTANDING OPTION-BASED AWARDS

            Outstanding option-based awards for each of our Named Executive Officers as of December 31, 2010 were as follows in the table below. The number of shares underlying the options and the option exercise price have been adjusted to reflect the Stock Split:

NAME	NUMBER OF SECURITIES UNDERLYING UNEXERCISED OPTIONS (#)	OPTION EXERCISE PRICE		OPTION EXPIRATION DATE (MM/DD/YY)	VALUE OF UNEXERCISED IN-THE-MONEY OPTIONS(1) ($)

Donald J. Walker	300,000	C$	25.61	07/31/2011	7,932,837
	300,000	C$	16.545	02/26/2016	10,665,594
	500,000	C$	30.00	02/25/2017	11,014,478

Total	1,100,000

Siegfried Wolf	2,906	C$	57.985	04/01/2012	NIL
	200,000	C$	16.545	02/26/2016	7,110,396
	500,000	C$	30.00	02/25/2017	11,014,478

Total	702,906

Belinda Stronach	350,000	C$	48.735	12/31/2011	1,115,523
	133,334	C$	16.545	02/26/2016	4,740,287
	400,000	C$	30.00	02/25/2017	8,811,582

Total	883,334

Vincent J. Galifi	280,000	C$	48.735	12/31/2011	892,419
	200,000	C$	16.545	02/26/2016	7,110,396
	400,000	C$	30.00	02/25/2017	8,811,582

Total	880,000

Jeffrey O. Palmer	100,000	C$	48.735	12/31/2011	318,721
	60,000	C$	40.595	12/31/2012	682,284
	133,334	C$	16.545	02/26/2016	4,740,287
	300,000	C$	30.00	02/25/2017	6,608,686

Total	593,334

Frank Stronach	550,000	C$	16.545	02/26/2016	19,553,589
	2,150,000	C$	30.00	02/25/2017	47,362,256

Total	2,700,000

Note:

1.
Determined using the closing price of Magna Common Shares on the TSX on December 31, 2010 and the BoC noon spot rate on such date.

INCENTIVE PLAN AWARDS - VALUE VESTED DURING THE YEAR

            The values of option-based and share-based awards which vested, and non-equity incentive plan compensation earned, during the year ended December 31, 2010, are set forth below:

NAME	OPTION-BASED AWARDS - VALUE VESTED DURING THE YEAR(1) ($)	SHARE-BASED AWARDS - VALUE VESTED DURING THE YEAR(2) ($)	NON-EQUITY INCENTIVE PLAN COMPENSATION - VALUE EARNED DURING THE YEAR(3) ($)

Donald J. Walker	1,212,045	630,330	9,542,360

Siegfried Wolf	1,212,045	-	9,227,190

Belinda Stronach	808,021	-	6,781,800

Vincent J. Galifi	808,021	252,130	3,816,940

Jeffrey O. Palmer	808,021	189,100	2,862,710

Frank Stronach	2,222,066	-	40,690,770

Notes:

1.
These stock options vested on February 26, 2010. Amount shown assumes that such options were exercised on the vesting date and the underlying shares sold for a price equal to the TSX closing price on such date, with such value converted to U.S. dollars at the BoC noon spot rate on such date.

2.
Represents 1/3 of the cash value of the profit sharing bonus for the fourth quarter 2010. The Bonus RSUs granted to Vincent Galifi and Jeffrey Palmer as discussed under "Elements of Compensation Bonus RSUs" vested in February 2011 and thus are excluded from this table.

3.
Represents the full cash value of the profit sharing bonus for the first, second and third quarters of 2010 and 2/3 of the profit-sharing bonus for the fourth quarter of 2010.

TERMINATION AND CHANGE IN CONTROL BENEFITS

            Employment terms with Executive Management were amended during 2010 as discussed under "Compensation Discussion & Analysis - Elements of Compensation - Termination/Severance", "- Change in Control Protection" and Note 2 to the "Summary Compensation Table". Additionally, the consulting, business development and business services agreements with Frank Stronach and certain of his affiliated entities were amended in connection with the Arrangement, as discussed under "Management Contracts".

            Two of our Named Executive Officers, Siegfried Wolf and Belinda Stronach, resigned during 2010:

Siegfried Wolf:
Mr. Wolf resigned effective November 15, 2010, to pursue an opportunity with Basic Element and its machinery division, OJSC Russian Machines. Accordingly, no severance or other compensation was payable to him on his resignation. However, Mr. Wolf agreed to assist Magna in connection with the completion of several specific projects for a period of three years from the date of his resignation, in exchange for which the Board agreed that previously granted stock options would continue to vest and be exercisable in accordance with their terms, excluding the application of any acceleration of expiration provisions that would otherwise have applied.
Belinda Stronach:
Ms. Stronach resigned effective December 31, 2010. Pursuant to the terms of the business services agreement between Belinda Stronach Inc. ("BSI") and Magna, as amended, Magna paid a contract termination fee of $9,395,210. The Board agreed that previously granted stock options would continue to vest and be exercisable in accordance with their terms, excluding the application of any acceleration of expiration provisions that would otherwise have applied.

            If the employment agreements of our remaining members of Executive Management had been terminated effective as of December 31, 2010, the termination amounts disclosed in the table below would have been payable.

EVENT	RESIGNATION	RETIREMENT	TERMINATION - CAUSE	TERMINATION - NO CAUSE	CHANGE IN CONTROL

Donald J. Walker	NIL	NIL	NIL	$14,244,790	$14,244,790

Vincent J. Galifi	NIL	NIL	NIL	$6,726,030	$6,726,030

Jeffrey O. Palmer	NIL	NIL	NIL	$4,742,510	$4,742,510

            Magna can terminate the consulting, business development and business services agreements with Frank Stronach and his affiliated entities without paying any further fees in the event of the permanent disability or death of Frank Stronach, or in the event of a breach by the applicable Stronach party. For termination of such agreements in all other instances excluding a change in control of Magna (discussed below), Magna would still be required to pay the applicable fees for the remaining term of the agreements. The applicable termination fees are not quantifiable at the present time because any such fees will be determined by reference to the specified percentage of Magna's Pre-Tax Profits Before Profit Sharing for each fiscal year over the term of such agreements. If Magna's Pre-Tax Profits Before Profit Sharing for each fiscal year over the term of such agreements approximate Magna's 2010 Pre-Tax Profits Before Profit Sharing, the aggregate estimated fee payable during the remaining term of the agreements as of December 31, 2010 would have been approximately $129 million.

            As discussed under "Management Contracts", upon a change in control of Magna, Magna can terminate the consulting, business development and business services agreements with Frank Stronach and his affiliated entities by notice in writing delivered not later than 60 days after the change in control event. On issue of such a termination notice, the fees payable under such agreements in respect of the period between the termination date and December 31, 2014 (the "calculation period") will accelerate and Magna will be required to make a lump sum payment to the applicable Stronach party in an amount equal to the present value (discounted at the rate per annum of (a) the Government of Canada benchmark bond on a date which is 30 days after the notice of termination date, such bond having a term to maturity equal to or most closely approximating the calculation period, plus (b) 200 basis points) of the applicable percentage of Magna's Pre-Tax Profits Before Profit Sharing based on the estimated profits for each fiscal year (or part of a fiscal year) during the calculation period having regard to Magna's then current business plan immediately before the occurrence of the change of control transaction. Assuming delivery of a change in control-related termination notice on December 31, 2010 and further assuming that Magna's Pre-Tax Profits Before Profit Sharing for each fiscal year reflected in the business plan in effect on such date approximated Magna's actual 2010 Pre-Tax Profits Before Profit Sharing, the aggregate estimated fee payable in respect of a change in control would have been approximately $109 million.

MANAGEMENT CONTRACTS

CONSULTING, BUSINESS DEVELOPMENT AND BUSINESS SERVICES AGREEMENTS

            Frank Stronach's consulting fees disclosed elsewhere in this Circular are derived from four separate agreements (the "Agreements"), as follows:

  •
  Consulting Agreement between New Magna Investments N.V. ("New MISA"), an indirect Belgian subsidiary of Magna, and Stronach & Co. ("SCo"), a Swiss partnership affiliated with Mr. Stronach, under which SCo provides consulting services to New MISA's affiliates located in Europe (excluding those in Austria);

  •
  Business Development Agreement between Magna International Investments S.A. ("MIISA"), a direct Luxembourg subsidiary of Magna, and SCo, under which SCo provides business development services to MIISA and certain of its European affiliates (excluding those in Austria);

  •
  Consulting Agreement between Magna International Europe AG ("MIEAG"), an indirect Austrian subsidiary of Magna, and Mr. Stronach (personally), pursuant to which he provides business development and other services to MIEAG and its affiliates in Austria; and

  •
  Business Services Agreement between Magna and Stronach Consulting Corp. ("SCC"), an Ontario corporation affiliated with Mr. Stronach, pursuant to which SCC provides certain services to Magna and its affiliates located outside of Europe.

            Prior to August 31, 2010, annual fees based on our Pre-Tax Profits Before Profit Sharing were paid to Mr. Stronach, SCo and SCC under the Agreements, each of which had a one-year term and was renewable on an annual basis. As discussed above under "Determination of Amounts of Compensation - Our Founder", the aggregate of the annual profit sharing fees payable under the Agreements in respect of 2010 was 3% of our Pre-Tax Profits Before Profit Sharing. Effective upon completion of the Arrangement on August 31, 2010, each Agreement was amended to extend its expiry date from December 31, 2010 to December 31, 2014, after which date each Agreement will automatically terminate. In addition, the fees payable under the Agreements will be reduced over the remaining term, as follows:

	2010	2011	2012	2013	2014

New MISA(1)	1.000%	0.9167%	0.8334%	0.750%	0.6667%

MIISA(1)	1.000%	0.9167%	0.8334%	0.750%	0.6667%

SCC	1.000%	0.9167%	0.8334%	0.750%	0.6667%

Total	3.000%	2.750%	2.500%	2.250%	2.000%

Note:

1.
The aggregate fees payable under each of these Agreements is determined by reference to the applicable percentage of Pre-Tax Profits Before Profit Sharing, less $1,150,000. The fixed amount of $2,300,000 is paid to Mr. Stronach in Austria pursuant to the Agreement between him and MIEAG.

            The fees payable under the Agreements with New MISA, MIISA and SCC continue to be payable quarterly in arrears, while the fees payable under the Agreement with MIEAG continue to be payable quarterly in advance.

            The services to be provided under the Agreements during the extended term shall be the same as or substantially similar to the services provided under the Agreements prior to their amendment. During the extended term, the Magna parties to the Agreements will continue to provide Mr. Stronach and his affiliated entities with office facilities, support staff, transportation and other services as well as reimbursement of expenses, as have been provided in the past. In addition, the Magna parties to the Agreements will indemnify Mr. Stronach and his affiliated entities in respect of certain matters arising out of the provision of the services under the amended Agreements. Refer to "Termination and Change in Control Benefits" for a discussion of the termination provisions of the Agreements.

BUSINESS SERVICES AGREEMENT

            During 2010, Belinda Stronach's compensation disclosed elsewhere in this Circular was derived from a Business Services Agreement between Magna and BSI under which BSI provided management, consulting and other business services to Magna and its subsidiaries. Initially, the fees payable under the Business Services Agreement for the period from January 1, 2010 to December 31, 2010, were to have been as follows:

  •
  fixed fee of $1,585,500, consisting of an amount of $310,500 which was analogous to the base salary paid to other members of Executive Management and an amount of $1,275,000 which was analogous to the total compensation adjustments paid to other members of Executive Management in 2010; plus

  •
  0.5% of Magna's Pre-Tax Profits Before Profit Sharing.

            Subsequently, in September 2010, the CGCC approved the discontinuation of the 2010 total compensation adjustments for members of Executive Management effective at the end of the second quarter. As a result, the fixed fee under the Business Services Agreement totalled $948,000, consisting of an amount of $310,500 which was analogous to base salary and $637,500 which was analogous to the total compensation adjustment. The CGCC also approved the revised termination/severance and change in control protections discussed above under "Compensation Discussion & Analysis - Elements of Compensation - Termination/Severance" and "- Change in Control". This agreement was terminated effective as of December 31, 2010 as discussed above under "Termination and Change in Control Benefits".

INTERESTS OF MANAGEMENT AND OTHER INSIDERS IN CERTAIN TRANSACTIONS

PLAN OF ARRANGEMENT; MAGNA E-CAR PARTNERSHIP

            On August 31, 2010, following approval by our then Class A Subordinate Voting and Class B Shareholders, we completed the court-approved Arrangement in which our dual-class share structure was collapsed. In addition, the transaction: (i) set a termination date and declining fee schedule for the consulting, business development and business services contracts we have in place with our Founder and Chairman, Frank Stronach, and certain entities affiliated with him; and (ii) established a partnership with certain affiliates of the Stronach family (the "Stronach Group") to pursue opportunities in the vehicle electrification business. As part of the Arrangement, we purchased for cancellation all 726,829 outstanding Class B Shares, which were held indirectly by the Stronach Group, for $300 million in cash and 18 million newly issued shares (adjusted to reflect the Stock Split). In addition, our Articles were amended to remove the Class B Shares from the authorized capital and to make non-substantive consequential changes, including renaming the Class A Subordinate Voting Shares as Common Shares and eliminating provisions which no longer applied due to the elimination of the Class B Shares.

            Our partnership with the Stronach Group, Magna E-Car Systems ("E-Car"), involves: the engineering, development and integration of electric vehicles; the development, testing and manufacturing of batteries and battery packs for hybrid and electric vehicles; and all ancillary activities in connection with electric vehicle technologies. Magna's original investment in the partnership included the assets of Magna's recently established E-Car Systems vehicle electrification and battery business unit, certain other vehicle electrification assets, and $145 million in cash. On August 31, 2010, the Stronach Group invested $80 million in cash for a 27% equity interest in the partnership, reducing Magna's equity interest to 73%. Voting control of the partnership is held by the Stronach Group. Any material transaction (including purchases or sales of assets and commodity or component/system supply transactions) between Magna (including its operating groups and divisions) and E-Car must be reviewed and approved by the CGCC.

OPERATING LEASES WITH MID

            Frank Stronach, Belinda Stronach and two other members of the Stronach family are trustees and members of the class of potential beneficiaries of the Stronach Trust. Prior to completion of the Arrangement, the Stronach Trust indirectly controlled both Magna and MI Developments Inc. ("MID"). Although the Stronach Trust relinquished control of Magna on completion of the Arrangement, it continues to control MID through the right to direct the votes attaching to approximately 66% of MID's Class B Shares. Frank Stronach continues as our Chairman and Belinda Stronach was, until December 31, 2010, our Executive Vice-Chairman. In the normal course of business, Magna leases various land and buildings from MID under operating lease agreements, which are effected on arm's-length terms and conditions. Rent and other related lease expenses paid by Magna and various of its subsidiaries to MID for 2010 totalled approximately $190 million. Magna expects that any future lease, construction or other arrangements with MID will continue to be completed on arm's-length terms and conditions. Any material lease (including leases for new facilities, lease renewals and lease amendments for facility expansions), construction or other arrangements with MID are subject to review and approval by the CGCC in advance of any commitments by Magna or any of its subsidiaries to MID.

            MID's shareholders have approved a transaction which would collapse its dual class share structure and would result in Magna and MID no longer being associated. If this transaction is ultimately completed, leases between Magna and MID (including their respective subsidiaries) will no longer require review and approval by the CGCC.

PURCHASES OF COMMON SHARES BY NON-INDEPENDENT TRUST

            During 2010, non-independent trusts (the "Trusts") which exist to make orderly purchases of Magna shares for employees, either for transfer to Magna's Employee Equity and Profit Participation Program or to recipients of either bonuses or rights to purchase such shares from the trusts, borrowed up to $31 million from Magna to facilitate the purchase of Common Shares. At December 31, 2010, the Trusts' indebtedness to Magna was $31 million.

SALE OF EXCESS ASSETS

            During 2010, we sold an office building located in Vienna, Austria to Siegfried Wolf, our former Co-Chief Executive Officer, for EUR 8.4 million ($11.5 million). The terms of the transaction were disclosed in the proxy circular relating to our 2010 annual and special meeting of shareholders. Additionally, our former Co-Chief Executive Officer purchased from us several excess vehicles no longer required in our business. Each vehicle was sold at the higher of market value (as determined by an independent appraiser) and net book value and the sales were reviewed and approved by the CGCC. The aggregate purchase price for the excess vehicles was EUR 334,480, plus applicable taxes and transfer costs.

OTHER MATTERS

INDEBTEDNESS OF DIRECTORS, EXECUTIVE OFFICERS AND EMPLOYEES

            None of Magna's present or former directors or executive officers were indebted at any time during 2010 to Magna or its subsidiaries.

            None of Magna's or its subsidiaries' present or former employees were indebted at any time during 2010 to Magna or its subsidiaries in connection with the purchase of Magna's securities or securities of any of Magna's subsidiaries, excluding routine indebtedness or indebtedness that has been entirely repaid. As at the Record Date, the aggregate amount of indebtedness to Magna and its subsidiaries, incurred other than in connection with the purchase of securities of Magna or its subsidiaries, was approximately $2.1 million in the case of present and former employees of Magna and its subsidiaries.

DIRECTORS' AND OFFICERS' INSURANCE

            Effective September 1, 2010, Magna renewed its directors' and officers' liability insurance for a one year renewal period. This insurance provides, among other coverages, coverage of up to $270 million (in the aggregate for all claims made during the policy year) for officers and directors of Magna and its subsidiaries. This policy does not provide coverage for losses arising from the intentional breach of fiduciary responsibilities under statutory or common law or from violations of or the enforcement of pollutant laws and regulations. The aggregate premium payable in respect of the policy year September 1, 2010 to September 1, 2011 for the executive indemnification portion of this insurance policy was approximately $2.7 million.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

            Proposals of shareholders intended to be presented at our Annual Meeting of Shareholders to be held in 2012 must be received by us at our principal executive offices on or before March 6, 2012 in order to be included in our 2012 Management Information Circular/Proxy Statement.

CONTACTING THE BOARD OF DIRECTORS

            Shareholders wishing to communicate with any Independent Director may do so by contacting Magna's Lead Director through the office of the Corporate Secretary at 337 Magna Drive, Aurora, Ontario, Canada, L4G 7K1, telephone (905) 726-7070.

APPROVAL OF CIRCULAR

            The Board has approved the contents and mailing of this Circular.

Bassem A. Shakeel Vice-President and Secretary March 30, 2011

Magna files an Annual Information Form with the Ontario Securities Commission and a Form 40-F with the U.S. Securities and Exchange Commission. A copy of Magna's most recent Annual Information Form, this Circular and the Annual Report containing Magna's consolidated financial statements and MD&A, will be sent to any person upon request in writing addressed to the Secretary at Magna's principal executive offices set out in this Circular. Such copies will be sent to any shareholder without charge. Copies of Magna's disclosure documents and additional information relating to Magna may be obtained by accessing the disclosure documents available on the internet on the Canadian System for Electronic Document Analysis and Retrieval (SEDAR) at www.sedar.com. Financial information is provided in Magna's comparative consolidated financial statements and MD&A for fiscal 2010. For more information about Magna, visit Magna's website at www.magna.com.

APPENDIX A
STATEMENT OF CORPORATE GOVERNANCE PRACTICES

            Our corporate governance practices are subject to regulation by a number of different regulators, including the:

  •
  Canadian Securities Administrators ("CSA");
  •
  Ontario Securities Commission ("OSC");
  •
  United States Securities and Exchange Commission ("SEC");
  •
  TSX; and
  •
  NYSE.

            We meet or exceed most of the guidelines established by the CSA in National Policy 58-201, as reflected in the discussion below. We also meet or exceed most of NYSE's governance rules contained in NYSE's Corporate Governance Standards, despite the fact that we are not required to comply with most such rules since we are a "foreign private issuer" for purposes of U.S. securities laws. The differences between our governance practices and NYSE's rules are disclosed in the "Statement of Significant Governance Differences (NYSE)" which can be found in the corporate governance section of our website (www.magna.com).

BOARD OF DIRECTORS

Independence

            Long before the wave of corporate governance regulation which began in 2002, we adopted a Corporate Constitution in 1984 which required that a majority of the directors on our Board be independent. At the time the Corporate Constitution was adopted, Magna was a "controlled company" with a dual class share structure and the Corporate Constitution served to publicly declare and define the rights of certain stakeholders while also imposing certain disciplines on management. The inclusion of the majority independence requirement in the Corporate Constitution in 1984 recognized the value of the advice and oversight brought by Independent Directors, as well as the discipline it imposed on management in a controlled company context.

            When the wave of corporate governance regulation began in 2002 with the adoption of the Sarbanes-Oxley Act of 2002 and similar legislation, we aimed to achieve a two-thirds level of Board independence. While this was not formalized through our Board Charter or amendment of our Corporate Constitution, we achieved this level of Board independence for the substantial majority of the 2002-2010 period. Recently, in the course of regular annual review of our corporate governance practices, the CGCC approved an amendment to our Board Charter to formalize the requirement that at least two-thirds of the directors qualify as independent.

            Aside from the two-thirds independence requirement, there are other ways through which we seek to ensure Board independence, including:

  •
  the appointment of an independent Lead Director;

  •
  separation of the roles of Chairman of the Board and CEO;

  •
  implementation of a process to minimize board interlocks;

  •
  access of the Board and its Committees to independent advisors;

  •
  holding meetings (or portions of meetings) without members of management present; and

  •
  various processes discussed below to manage director conflicts of interest.

Definition of Independence

            In determining the independence of our directors, we apply the definition contained in Section 1.4 of the CSA's National Instrument 52-110 - Audit Committees. Principally, Section 1.4 of National Instrument 52-110 requires that there be no direct or indirect material relationship between the director and the issuer, but also identifies specific relationships which the CSA believes interfere with the exercise of a person's independent judgment, and thus preclude a person from being considered to be independent. For directors serving on our Audit Committee, we also apply Section 1.5 of National Instrument 52-110, which establishes more stringent independence requirements for a director's service on an audit committee, including by identifying disqualifying relationships based on the indirect acceptance of consulting, advisory or other compensatory fees by an entity in which the director is a partner, member, executive officer, managing director or person in similar position, where the entity provides accounting, consulting, legal, investment banking or financial advisory services to the issuer or a subsidiary of the issuer.

Independence Determination

            In March 2011, our Nominating Committee, which is composed solely of Independent Directors, reviewed the independence of each nominee for election in 2011, and considered whether any relationships existed that could affect a director's independence. The Nominating Committee concluded as follows:

NOMINEE NAME	INDEPENDENT	NON-INDEPENDENT	BASIS FOR DETERMINATION

Hon. J. Trevor Eyton	✓		No material interest

Michael D. Harris (Lead Director)	✓		No material interest

Lady Barbara Judge	✓		No material interest

Louis E. Lataif	✓		No material interest

Dr. Kurt J. Lauk	✓		No material interest

Donald Resnick	✓		No material interest

Lawrence D. Worrall	✓		No material interest

William Young	✓		No material interest

Frank Stronach (Chairman)		✓	Management; consultant to Magna

Donald J. Walker (CEO)		✓	Management

            None of our Independent Directors has a material relationship with Magna (other than in their capacity as directors of Magna) and neither of Kurt Lauk and William Young has a relationship with Magna. In reaching such conclusion, the Nominating Committee considered the fact that each of Mr. Lataif, Dr. Lauk and Mr. Worrall was previously employed by one of our customers; however such relationships terminated approximately 20 years, 12 years and 11 years ago, respectively, and in the case of Mr. Lataif and Mr. Worrall, such relationships ended approximately 16 years and 5 years, respectively, prior to them joining our Board. The Nominating Committee also considered the following relationships, neither of which were determined to be material:

Michael D. Harris
Mr. Harris sits on the advisory board of Marsh Canada Limited ("Marsh Canada"), a firm which has provided insurance brokerage and advisory services to us since at least 1982. The Nominating Committee concluded that Mr. Harris is independent on the basis that:
• our relationship with Marsh Canada pre-dates Mr. Harris' service on Marsh Canada's advisory board by ten years;

• his compensation from Marsh Canada is not tied to, or contingent on, the fees paid by us to Marsh Canada; and
• the fees paid by us to Marsh Canada represent less than 1% of the total revenues of each of Magna and Marsh Canada and thus are immaterial.
Hon. J. Trevor Eyton
Mr. Eyton sits on the board of Altus Group Limited (formerly Altus Group Income Fund) ("Altus"), which provides realty tax consulting services to us from time to time. In 2010, we paid Altus less than $20,000 in respect of realty tax consulting services. The Nominating Committee concluded that Mr. Eyton is independent on the basis that the fees paid by us to Altus represent less than 1% of the total revenues of each of Magna and Altus and thus are immaterial. Additionally, the Nominating Committee has confirmed with Mr. Eyton that he receives no other compensation from Altus other than director fees. Accordingly, Mr. Eyton qualifies as an Independent Director for Audit Committee purposes pursuant to Section 1.5 of National Instrument 52-110.

            Neither Frank Stronach nor Donald Walker is independent since each holds an executive management position with Magna. Additionally, Mr. Stronach directly and through certain affiliated entities, provides consulting, business development and business services agreements to Magna, as described under "Management Contracts".

Board Leadership

            Since we have a non-independent Chairman, our Board has appointed an independent Lead Director each year since 1996 in order to ensure that the Board's agenda enables it to carry out its duties. Mr. Harris was first appointed as Lead Director in 2007 and has been reappointed each year since, in recognition of the strong leadership he has brought to the role. In his capacity as Lead Director, Mr. Harris:

  •
  represents our Independent Directors in discussions with senior management on corporate governance issues and other matters; and

  •
  generally assists in ensuring that the Board functions independently of management, including through:

  •
  chairmanship of meetings of Independent Directors without members of management present;
  •
  participation in Board and Committee agenda-setting;
  •
  selection and retention of independent advisors; and
  •
  chairmanship of both the CGCC and the Nominating Committee of the Board.

            Upon Mr. Stronach stepping down as Chairman, the directors elected at the Meeting will select from among themselves an Independent Director who will serve as the Chairman of the Board. The duties of the Lead Director set forth in the Board Charter shall be the duties of the independent Chairman of the Board.

Meetings Without Management Present

            The Independent Directors generally meet before or after every regularly scheduled meeting of the Board without members of Management present. During 2010, there were 12 Board meetings, eight of which included an in camera session attended only by Independent Directors.

            Members of the Audit Committee and CGCC generally meet without management at every regularly scheduled Committee meeting and any other time the committee chair determines or any committee member requests. The Audit Committee met with the independent auditor and head of our Internal Audit Department without management present at 4 of the 6 Audit Committee meetings held in 2010. The CGCC met without management present at all 10 of the CGCC meetings held in 2010. The Special Committee which was formed to consider the Arrangement met without management at all 18 of the Special Committee meetings held in 2010.

Director Attendance

            We expect directors to attend all Board and Committee meetings and the Board has in March 2011 adopted a 75% minimum attendance standard for all regularly scheduled Board and Committee meetings, except where an absence is due to medical or other valid reasons. During 2010, average attendance of all directors at regularly scheduled Board meetings was 94% and average attendance of all Committee members at standing Committee meetings was 99%. Please refer to "Nominees for Election to the Board - Director Attendance" for attendance details at Board and Committee meetings in 2010.

BOARD CHARTER

            Our Board Charter is available on the corporate governance section of our website (www.magna.com).

            Among other things, the Board Charter serves to:

  •
  define the role and responsibilities of the Board;

  •
  establish the Board's leadership structure, including by delineating the roles of the Chairman and Lead Director and identifying the Board's standing committees;

  •
  outline the practices followed in order to ensure the independence and effectiveness of the Board, including practices relating to Board size, composition, minimum ratio of Independent Directors, board interlocks, material changes in director status, Board succession and access to independent advisors, as well as Board, Committee and director evaluation;

  •
  establish the terms of our majority voting policy;

  •
  disclose our approach to director orientation and education;

  •
  articulate the objectives we seek to achieve through our approach to compensation of Independent Directors;

  •
  outline our approach to administration of Board meetings, including with respect to the use of Independent Director sessions, minimum attendance standards, development of Board and committee agendas and distribution of meeting materials; and

  •
  establish the framework for regular review and revision (as required) of the Board Charter.

            The Board Charter was amended in March 2011 in connection with our regular annual review of corporate governance practices. Key amendments to the Board Charter include changes to:

  •
  formalize a minimum two-thirds Board independence ratio;

  •
  introduce a majority voting policy;

  •
  formalize the separation of the Chairman and CEO roles;

  •
  outline certain criteria for service on the Board;

  •
  introduce a restriction relating to board interlocks; and

  •
  formalize the Independent Director share maintenance requirement and increase it from 3x to 5x the annual retainer.

POSITION DESCRIPTIONS

            A position description for the Lead Director is set forth in the Board Charter and is outlined above under "Board Leadership". At any time when the Chairman of the Board is an Independent Director, the duties of the Lead Director as set forth in the Board Charter shall be the duties of the Chairman. A position description for the Chairman of each Board Committee is set forth in that Committee's Charter.

            Position descriptions have been developed for each member of Executive Management. The Chief Executive Officer's duties and responsibilities include duties relating to the following:

  •
  overall direction of Magna's operations, including top-level customer contact;

  •
  development and implementation of Magna's product, geographic, customer, merger/acquisition and growth strategies;

  •
  promotion of Magna's decentralized, entrepreneurial corporate culture;

  •
  development of Magna's management reporting structure;

  •
  management succession planning;

  •
  together with the CGCC, determination of compensation for the Chief Executive Officer's direct reports;

  •
  human resources management;

  •
  interaction with the Board; and

  •
  communication with key stakeholders.

ORIENTATION AND CONTINUING EDUCATION

Orientation

            We are committed to ensuring that our Independent Directors are provided with a comprehensive orientation aimed at providing them with a solid understanding of our business and operations, our Board and Committee structure, key governance principles and documents, fiduciary duties and legal responsibilities, as well as various compliance matters. The orientation program for new directors consists of a comprehensive orientation manual consisting of the following types of materials, as well as the opportunity to meet with members of management and operational personnel and visit manufacturing and other facilities:

  •
  our articles and by-laws;

  •
  Board and Committee Charters;

  •
  our Corporate Constitution and Employee's Charter;

  •
  all Board-approved corporate policies;

  •
  management organizational structure charts;

  •
  our most recent annual and interim financial statements, proxy circular, annual information form, press releases and other public filings;

  •
  materials from the Board's most recent strategy meeting;

  •
  recent press articles and analyst reports; and

  •
  various items relating to administrative and compliance matters.

            In order to help ensure that directors remain current with respect to their understanding of our business and operations, Independent Directors have a standing invitation to visit facilities and contact members of management to discuss any matters of interest or concern. When circumstances permit, full Board visits to facilities are arranged, as was the case with respect to the Board's November 2010 visit to our Magna Steyr Fahrzeugtechnik complete vehicle assembly facility in Graz, Austria immediately following our regular third quarter Board meeting held in Austria.

Continuing Education

            Continuing education for directors consists of:

  •
  activities undertaken by us - these are intended to inform and advise our Board with respect to developments affecting our industry, business and regulatory environment, and consist primarily of presentations and facility tours; and

  •
  external educational programs participated in by directors - we encourage our directors to participate in external education activities and have committed through our Board Charter that they will be reimbursed their expenses for doing so.

            In addition to participation by various directors in specific director education programs in the past, our Lead Director, Michael Harris, completed the ICD Corporate Governance College program under our sponsorship.

            In order to ensure that directors have the ability to strengthen their understanding of our business, finances, internal controls, operations, industry, risks, regulatory environment, governance practices and other relevant matters, each Independent Director has a standing invitation to attend the meetings of any Board Committee and is compensated for doing so. Additionally, from time to time, supplementary reading materials relating to the automotive industry, as well as legal, regulatory, accounting, tax and other developments are included in materials provided to directors in advance of Board or Committee meetings.

ETHICAL BUSINESS CONDUCT

Code of Conduct

            We maintain a Code of Conduct (the "Code") which applies equally to all of our directors, officers and employees. The Code addresses a number of issues, including:

  •
  employment practices and workers' rights;

  •
  compliance with law;

  •
  conducting business with integrity, fairness and respect;

  •
  fair dealing, including prohibition on giving or receiving bribes;

  •
  accurate financial reporting;

  •
  the conduct of senior financial officers;

  •
  prohibition on insider trading;

  •
  timely public disclosure of material information;

  •
  compliance with antitrust and competition laws;

  •
  environmental responsibility;

  •
  occupational health and safety;

  •
  management of conflicts of interest;

  •
  protection of employees' personal information;

  •
  protection by employees' of confidential information; and

  •
  compliance with our corporate policies.

            The Code, which is disclosed on the corporate governance section of our website (www.magna.com), is administered by the Audit Committee, including with respect to waivers sought by directors or officers. Any waivers for directors or executive officers must be approved in advance by the Audit Committee; any waivers for other employees must be requested in advance from the Chief Legal Officer, Corporate Secretary or Executive Vice-President, Global Human Resources. No waivers of the Code have been granted since the Code was adopted in 2004. The Audit Committee reviews the Code at least annually and makes any revisions that may be advisable from time to time.

            At the time the Code was adopted, we introduced a confidential and anonymous whistle-blower procedure for employees and other stakeholders such as customers and suppliers. Such stakeholders may make submissions to the Good Business Line ("GBL") by phone, fax, mail, e-mail or internet. All submissions are investigated by the Internal Audit Department, the head of which reports to the Chair of the Audit Committee. Summary reports of GBL activity in the fiscal quarter are presented to the Audit Committee at each of its regular quarterly meetings and details are discussed without members of management present. While no material items have been submitted though the GBL to date, the Chairman of the Audit Committee would report to the Board any material item submitted through the GBL.

Related Party Transactions

            From time to time, a director or officer may have a personal interest in a transaction involving Magna. In order to ensure that the Board exercises independent judgment in its review, consideration and decision-making with respect to any related party transactions, the CGCC has the responsibility of reviewing and making recommendations to the Board with respect to the transaction. In the case of material related party transactions, the disinterested members of the Board typically establish a special committee comprised solely of Independent Directors to review the transaction and make recommendations to the Board. Additionally, we take such further measures as may be required by law or which the Board determines are advisable, including: obtaining a formal valuation, holding a special meeting of shareholders, disseminating a proxy circular and obtaining minority shareholder approval.

            In the case of any matter before the Board in respect of which a director has a conflict of interest, the conflicted director is not permitted to attend the part of the meeting during which the transaction is discussed and is required to declare his or her interest and abstain from voting on the matter. However, as permitted by the Business Corporations Act (Ontario), directors are permitted to vote on their own compensation as directors.

NOMINATION OF DIRECTORS

            Nomination of candidates for election as directors is managed by the Nominating Committee, which operates pursuant to a written charter which can be accessed on our website at (www.magna.com). Pursuant to its charter, the Nominating Committee serves to assist the Board in ensuring that it is appropriately constituted in order to meet its fiduciary obligations, including by making recommendations to the Board with respect to:

  •
  Board size and composition;

  •
  criteria for Board membership, including such factors as integrity, independence, diversity of experience and leadership;

  •
  suitable nominees to be proposed for election by shareholders at each annual meeting of shareholders;

  •
  the independence of directors and nominees for the purpose of their membership on the Board and each Committee;

  •
  whether to accept a director's resignation pursuant to our majority voting policy;

  •
  whether to fill vacancies arising between shareholder meetings and, if so, suitable candidates; and

  •
  the allocation of directors to serve on Board Committees.

Committee Membership and Independence

            Prior to August 31, 2010, the Nominating Committee was comprised of our Chairman, Frank Stronach, and our Lead Director, Michael Harris. Upon completion of the Arrangement, Mr. Stronach resigned as Chairman of the Nominating Committee. In November 2010, the Board appointed Mr. Harris as Chairman of the Nominating Committee and appointed Louis Lataif as a committee member. As a result, the Nominating Committee is comprised solely of Independent Directors.

            Prior to March 2011, the Nominating Committee Charter did not include any independence requirement; however, the charter was amended in March 2011 to require that the Nominating Committee be composed solely of Independent Directors. To further foster independence, the Nominating Committee is empowered to engage any advisors at our expense that it determines to be necessary to carry out its duties.

Required Director Attributes

            In fulfilling its responsibilities, the Nominating Committee seeks to ensure that each director possesses the basic attributes outlined in our Board Charter, including:

  •
  personal and professional integrity;

  •
  significant achievement in his or her field;

  •
  expertise and experience which is relevant to our business;

  •
  a reputation for sound and mature judgment;

  •
  the commitment and ability to devote the necessary time and effort to our Board; and

  •
  where required, financial literacy.

            We have not established age and term limits for directors since we believe that such limits could arbitrarily result in the Board, and thus shareholders, losing the valuable contribution provided by directors who may have a more thorough understanding of our business, operations and industry, or more extensive experience which assists them in the fulfillment of their duties and responsibilities.

Nomination Process

            Following the completion of the plan of arrangement in August 2010 and the reconstitution of the Nominating Committee in November 2010, the Nominating Committee commenced a review of Board succession, in which it reviewed and considered a board matrix identifying the diversity of skills, expertise and experience represented on our Board, as well as the needs to be addressed through recruitment of new director candidates. In November 2010, the Nominating Committee retained Russell Reynolds Associates ("RRA"), an internationally recognized firm, to assist in the identification, assessment and recruitment of new directors. Following:

  •
  review of the board matrix;

  •
  consideration of the optimal Board size for Magna;

  •
  discussions between the Chair of the Nominating Committee and each Independent Director;

  •
  discussions between the Chair of the Nominating Committee and our CEO and CFO concerning strategic priorities for the next three years; and

  •
  consultation with RRA,

the Nominating Committee initiated a search for two directors who would be proposed for election in 2011. Based on the foregoing factors, the Nominating Committee identified the following as the priorities for the search process:

  •
  European automotive industry expertise; and

  •
  North American finance expertise.

            After conducting interviews of six candidates who had been "short-listed" over the course of the Nominating Committee's meetings, the Nominating Committee determined that the following persons should be proposed as nominees for election by shareholders at our 2011 annual meeting of shareholders, on the basis of the following:

• Kurt Lauk:
Dr. Lauk is the co-founder and President of Globe CP GmbH, a private investment firm. He possesses extensive European automotive industry experience, primarily through his positions as Member of the Board of Management and Head of World Wide Commercial Vehicles Division of Daimler Chrysler (1996-1999), as well as Deputy Chief Executive Officer and Chief Financial Officer (with responsibility for finance, controlling and marketing) of Audi AG (1989-1992). Dr. Lauk has other extensive senior management experience, including as Chief Financial Officer and Controller of Veba AG (now known as E.On AG) (1992-1996), Chief Executive Officer of Zinser Textil Machinery GmbH (1984-1989) and as a Partner and Vice-President of the German practice of Boston Consulting Group (1978-1984). Dr. Lauk served as a Member of European Parliament (2004-2009), including as a Member of the Economic and Monetary Affairs Committee and Deputy Member of the Foreign and Security Affairs Committee. Dr. Lauk possesses both a PhD in international politics (Kiel) and an MBA (Stanford).

• William Young:
Mr. Young is a co-founder and managing partner of Monitor Clipper Partners, a private equity firm which he and other partners co-founded in 1998. Through his role at Monitor Clipper Partners, together with roles as Founding Partner of Westbourne Management Group (since 1988) and a partner in the European practice of Bain & Company (1981-1988), Mr. Young possesses significant operational experience, as well as extensive mergers and acquisitions experience. He is currently the Chairman of the Board of Trustees of Queen's University (Kingston, Ontario) and has significant board experience, including as a former director of Monitor Company and a number of other private companies. Mr. Young has an MBA (Harvard) in addition to a degree in chemical engineering (Queen's).

MAJORITY VOTING

            Under applicable corporate law, shareholders can only vote "for" or "withhold" their vote for directors, but may not vote "against" them. As a result, a single "for" vote can result in the election of a director, irrespective of the number of "withhold" votes. In January 2011, we publicly announced our intention to voluntarily introduce a majority voting policy requiring directors to submit their resignation in circumstances (excluding proxy contests) where the number of votes withheld is greater than the number of votes cast for the director. This policy will take effect commencing in respect of our 2012 annual meeting of shareholders and is contained in our Board Charter.

COMPENSATION MATTERS

            Compensation matters for directors and members of Corporate Management are determined by the CGCC, which operates pursuant to a written charter that can be accessed on our website at (www.magna.com). The CGCC serves to assist the Board with respect to a number of governance and compensation matters, including by reviewing, considering and making recommendations with respect to the following matters:

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  developing our overall system of corporate governance;

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  monitoring proposed changes in applicable corporate governance requirements;

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  monitoring and assessing the relationship between the Board and Executive Management;

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  overseeing the evaluation of the effectiveness of the Board and its Committees;

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  reviewing and making recommendations to the Board with respect to compensation for Corporate Management, as well as incentive and equity compensation generally;

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  administering our stock option plans;

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  reviewing and making recommendations on Independent Director compensation;

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  acting as administrator of our pension plans for regulatory purposes and overseeing the day to day administration of such plans by a pension committee comprised of employees of the Corporation; and

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  reviewing the management succession plan developed by the CEO.

Committee Membership and Independence

            The CGCC's members consisted of Michael Harris (Chair), Lady Barbara Judge and Donald Resnick from May 6, 2010 until December 17, 2010. Effective December 17, 2010, Lady Judge resigned from the CGCC as required in connection with a new mandate assigned to the U.K./U.S. Task Force on Corporate Governance of which she is the Co-Chair. On January 11, 2011, the Board appointed Louis Lataif to the CGCC. Accordingly, the CGCC was throughout 2010 and continues to be comprised solely of Independent Directors.

            Prior to March 2011, the CGCC Charter required that only a majority of the members of the CGCC be independent. However, the CGCC Charter was amended in March, 2011 to require that the CGCC be composed solely of Independent Directors. To further foster independence, the CGCC is empowered to engage any advisors at our expense that it determines to be necessary to carry out its duties. The CGCC retained Fasken Martineau DuMoulin LLP to act as the CGCC's independent legal advisors and Hay Group to act as the CGCC's independent compensation advisor during 2010. Refer to "Compensation Discussion & Analysis - Compensation Consultants" for details on Hay Group's mandate and compensation. The CGCC generally meets with its independent advisors but without members of management present at each meeting in order to foster independent discussion and ensure that the views of CGCC members and representatives of the independent advisors can be expressed openly. Additionally, to the extent CGCC approval is required on an executive compensation matter, the approval resolution will generally be discussed and, if the CGCC is in agreement, approved, during the portion of the meeting held without members of management present.

CGCC Report

            Further information regarding the CGCC is found in the Report of the CGCC earlier in the Circular.

Other Board Committees

            In addition to the Nominating Committee and the CGCC, we have two further standing committees of the Board - the Audit Committee and Health and Safety and Environmental Committee.

Audit Committee

            The Audit Committee operates pursuant to a written charter which can be accessed on our website at (www.magna.com). The Audit Committee serves to assist the Board in fulfilling its oversight responsibilities with respect to financial matters, including by taking responsibility for the following:

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  selection, compensation and oversight of the independent auditor;

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  evaluating the quality control procedures, performance and independence of the independent auditor;

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  reviewing and approving the objectives and scope of the external audit;

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  satisfying itself generally that there is a good working relationship between Executive Management and the independent auditor;

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  satisfying itself that Executive Management has established and is maintaining an adequate and effective system of internal control over financial reporting;

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  overseeing the work plan, performance, staffing and resources of our Internal Audit Department;

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  reviewing and discussing with the independent auditor our critical accounting policies to ensure that they are appropriate and consistent with Magna's needs and applicable requirements;

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  assessing with management our material risk exposures and our actions to identify, monitor and mitigate such exposures;

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  overseeing the implementation, operation and effectiveness of our Code of Conduct and Good Business Line; and

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  reviewing and approving public disclosures containing financial information.

    Committee Membership and Independence

            The Audit Committee's members consisted of Donald Resnick (Chair), Louis Lataif and Lawrence Worrall from May 6, 2010 until November 4, 2010. Effective November 4, 2010, the Board appointed Trevor Eyton to the Audit Committee. Accordingly, the Audit Committee was throughout 2010 and continues to be comprised solely of Independent Directors. Each member of the Committee has been determined to be financially literate and both Mr. Resnick and Mr. Worrall have been determined to be financial experts.

            To foster independence, the Audit Committee is empowered to engage any advisors at our expense that it determines to be necessary to carry out its duties. The Audit Committee did not engage any independent advisors in 2010. The Audit Committee meets without members of management present at each quarterly meeting in order to foster independent discussion and ensure that the views of the Audit Committee members, independent auditor and our internal audit department can be expressed openly.

    Audit Committee Report

            Further information regarding the Audit Committee is found in the Report of the Audit Committee earlier in the Circular.

Health and Safety and Environmental Committee

            The HSEC operates pursuant to a written charter which can be accessed on our website at (www.magna.com). The HSEC serves to assist the Board with respect to its oversight of employee health and safety matters, as well as the Corporation's approach to environmental matters, including by taking responsibility for the following and making recommendations thereon:

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  reviewing health, safety and environmental ("HSE") policies, procedures and programs;

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  reviewing the organization of and communication procedures implemented by our Health and Safety and Environmental Departments to ensure HSE policies and procedures are being effectively implemented on a global basis;

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  assessing Magna's compliance with HSE-related regulatory requirements and internal policies, procedures and programs;

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  monitoring HSE regulation which could have a material impact on our operations or the duties imposed on the Board;

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  monitoring HSE-related litigation and regulatory proceedings and actions implemented by management to address such issues; and

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  reviewing and reporting to the Audit Committee any potentially material HSE liabilities and satisfying itself as to the adequacy of financial provisions or reserves established in respect of such liabilities.

    Committee Membership and Independence

            The HSEC's members consisted of Donald Resnick (Chair) and Lawrence Worrall from May 6, 2010 until February 23, 2011. Effective February 23, 2011, the Board appointed Lady Barbara Judge to the HSEC. Accordingly, the HSEC was throughout 2010 and continues to be comprised solely of Independent Directors.

            Prior to March 2011, the HSEC Charter did not contain any Committee independence requirements. However, the HSEC Charter was amended in March, 2011 to require that the HSEC be composed solely of Independent Directors. The HSEC is also empowered to engage any advisors at our expense that it determines to be necessary to carry out its duties, but did not do so in 2010.

    HSEC Report

            Further information regarding the HSEC is found in the Report of the HSEC earlier in the Circular.

REGULAR BOARD ASSESSMENTS

            As required pursuant to the Board Charter, the Lead Director oversees the annual assessment of the effectiveness of the Board and each of its Committees. Under the authority of the Lead Director, Magna's corporate secretary distributes an extensive questionnaire for completion and return by members of the Board. The questionnaire seeks to elicit directors' views with respect to a number of matters, including current and long-term Board priorities, as well as each of the following with respect to the Board and each Committee:

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  role and responsibilities;

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  organization and operations; and

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  effectiveness.

            The questionnaire includes questions which seek to assess directors' views as to their own performance and effectiveness on the Board and/or any Committees, as well as their views as to the effectiveness of their peers.

            The office of the corporate secretary compiles a summary of the questionnaires for review with the Lead Director. Narrative comments made by directors in their questionnaire responses are presented without attribution to individual directors to encourage the submission of frank comments by directors. The Lead Director follows-up with each director to discuss the effectiveness of the Board generally and any specific concerns which the director wants to discuss, as well as to provide feedback (without attribution) regarding any applicable comments made through the peer review questions in the questionnaire. A summary of the questionnaire is provided to the CGCC and used by it to determine what, if any, changes it may recommend to the Board with respect to our overall system of governance. The same summary of the questionnaire is also provided to the Board along with any recommendations of the CGCC.

            In some years, the Lead Director may opt to conduct more in-depth discussions with each director, using the questionnaire as a general guide for the discussion, but not necessarily requiring responses on each item in the questionnaire.

            In addition to eliciting directors' views on the effectiveness of the Board, the questionnaire distributed to directors seeks their views on the effectiveness of the assessment process in order to ensure that we continuously improve the process and maximize the benefit derived from it.